UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☑                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

IES Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

December 28, 2017

To Our Stockholders:

On behalf of the Board of Directors of IES Holdings, Inc., a Delaware corporation (the “Company”), we cordially invite all Company stockholders to attend the Company’s annual stockholders’ meeting to be held on Wednesday, February 7, 2018 at 10:00 a.m. Central Standard Time, at the offices of the Company, 5433 Westheimer Road, Suite 500, Houston, Texas 77056.

This year, we will again be using the “Notice and Access” method of providing proxy materials to you via the Internet. We believe that this process will provide you with a convenient and quick way to access the proxy materials and to authorize a proxy to vote your shares, while saving us the cost of producing and mailing documents, reducing the amount of mail you receive and allowing us to conserve natural resources.

On or about December 28, 2017, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and authorize a proxy to vote your shares. The Company’s 2017 Annual Report on Form 10-K, which provides additional information regarding the financial results of the Company for its fiscal year ended September 30, 2017, can be found along with the proxy materials at http://annualmeeting.ies-corporate.com. For additional information, please see the General Information About the Annual Meeting section of this proxy statement.

We hope that you will be able to attend the meeting. Your vote is important. Regardless of whether you plan to attend, please make sure your shares are represented at the meeting by submitting your proxy via the Internet, by phone, or by signing, dating and returning the proxy card mailed to those who request paper copies of this proxy statement. If you are able to attend the meeting in person, you may revoke your proxy and vote your shares in person. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee in whose name the shares are held to provide you with evidence of your beneficial share ownership. We look forward to seeing you at the meeting.

Sincerely,

Jeffrey L. Gendell
Non-Executive Chairman of the Board

IES HOLDINGS, INC.

5433 WESTHEIMER ROAD, SUITE 500

HOUSTON, TEXAS 77056

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held February 7, 2018

TO THE STOCKHOLDERS OF IES HOLDINGS, INC.,

Notice is hereby given that the annual meeting of the stockholders of IES Holdings, Inc., a Delaware corporation (the “Company”), will be held at the offices of the Company, 5433 Westheimer Road, Suite 500, Houston, Texas 77056, on Wednesday, February 7, 2018, at 10:00 a.m. Central Standard Time, for the following purposes:

1. To elect seven directors to the Company’s Board of Directors to serve until the 2019 annual stockholders’ meeting and until their respective successors have been elected and qualified.

2. To ratify the appointment of Ernst & Young LLP, independent auditors, as the Company’s auditors for fiscal year 2018.

3. To approve by advisory vote the compensation of the Company’s named executive officers.

4. To transact such other business as may properly come before the meeting or any adjournments thereof.

The holders of record of the Company’s common stock, par value $0.01 per share, at the close of business on December 11, 2017, are entitled to notice of, and to vote at, the meeting with respect to all proposals.

We urge you to promptly vote your shares via the Internet, by phone, or by signing, dating and returning the proxy card mailed to those who request paper copies of this proxy statement, regardless of whether you plan to attend the meeting in person. No postage is required if mailed in the United States. If you do attend the meeting in person, you may withdraw your proxy and vote your shares in person on all matters brought before the meeting.

By order of the Board of Directors,

Gail D. Makode
Senior Vice President, General Counsel and
Corporate Secretary

Greenwich, CT
December 28, 2017

Important Notice Regarding the Availability of Proxy Materials for Stockholders’ Meeting to be Held on February 7, 2018.

The Proxy Statement and 2017 Annual Report on Form 10-K are available at http://annualmeeting.ies-corporate.com.

IES HOLDINGS, INC.

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

WHEN AND WHERE IS THE 2018 ANNUAL MEETING OF STOCKHOLDERS BEING HELD?

The 2018 annual meeting of stockholders (the “Annual Meeting”) of IES Holdings, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, February 7, 2018, at 10:00 a.m. Central Standard Time, at the offices of the Company, 5433 Westheimer Road, Suite 500, Houston, Texas 77056.

WHAT IS INCLUDED IN THE PROXY MATERIALS?

The proxy materials include:

•	Our proxy statement for the Annual Meeting;

•	Our Annual Report on Form 10-K for the year ended September 30, 2017 (the “Annual Report”); and

•	The proxy card for the Annual Meeting.

WHY DID I RECEIVE A NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF PRINTED PROXY MATERIALS?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide our stockholders access to our proxy materials via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. All stockholders will have the ability to access the proxy materials on the website referenced in the Notice or request to receive a printed set of the proxy materials. The Notice contains instructions on how to access the proxy materials over the Internet, how to vote online and how to request a printed copy of the materials. We encourage you to take advantage of the proxy materials on the Internet. By opting to access your proxy materials online, you will save us the cost of producing and mailing documents, reduce the amount of mail you receive and allow us to conserve natural resources.

CAN I VOTE MY SHARES BY FILLING OUT AND RETURNING THE NOTICE?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to authorize your proxy via the Internet or by telephone, vote in person at the Annual Meeting, or request a paper proxy card, which also contains instructions for authorizing a proxy via the Internet, by telephone or by returning the signed paper proxy card.

CAN I CHOOSE THE METHOD BY WHICH I RECEIVE FUTURE PROXY MATERIALS?

There are three methods by which stockholders of record and beneficial owners may receive future proxy materials or notice thereof:

•

Notice and access: We will furnish proxy materials via the Internet and mail a Notice to all stockholders, other than those that request e-mailed or printed copies of the proxy materials, as described below.

•	E-mail: If you would like to have earlier access to proxy materials and further reduce our costs associated with the printing and delivering of proxy materials, you can instruct us to send all future proxy materials, including the Notice, to you via e-mail. If you request future proxy materials via e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting website. If you desire to receive all future materials electronically, please visit www.voteproxy.com and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. Your election to receive proxy materials via e-mail will remain in effect until you change it.

•

Paper copies by mail: You may request paper copies of the proxy materials by mail by calling +1-888-776-9962, by using the website http://www.amstock.com/proxyservices/requestmaterials.asp, or by e-mail at info@amstock.com.

WHEN WILL THE NOTICE FIRST BE SENT TO THE STOCKHOLDERS?

The approximate date on which the Notice was first sent or given to stockholders was December 28, 2017.

WHO IS SOLICITING MY VOTE?

The proxy is solicited by the Company’s Board of Directors (the “Board”) for use at the Annual Meeting and any adjournments thereof.

HOW ARE VOTES BEING SOLICITED?

In addition to solicitation of proxies via Notice and Access, certain directors, officers, representatives and employees of the Company may solicit proxies by telephone and personal interview. Such individuals will not receive additional compensation from the Company for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Banks, brokers and other custodians, nominees and fiduciaries also will be reimbursed by the Company for their reasonable expenses for sending proxy solicitation materials to the beneficial owners of the Company’s common stock, par value $0.01 per share (“Common Stock”).

WHO IS PAYING THE SOLICITATION COST?

The expense of preparing, posting online, and printing and mailing any requested hard copies of proxy solicitation materials will be borne by the Company.

WHAT ITEMS OF BUSINESS WILL BE VOTED ON AT THE ANNUAL MEETING?

The items of business scheduled to be voted on at the Annual Meeting are:

•	The election of seven directors;

•	The ratification of Ernst & Young LLP as the Company’s independent auditors for fiscal year 2018; and

•	To approve by advisory vote the compensation of the Company’s named executive officers.

We will also consider any other business that properly comes before the Annual Meeting.

HOW MANY VOTES DO I HAVE?

Each share of Common Stock is entitled to one vote upon each of the matters to be voted on at the Annual Meeting.

HOW DO I VOTE?

You may vote your shares by Internet, telephone or mail, as follows:

•	You may vote electronically via the Internet by visiting www.voteproxy.com and following the on-screen instructions.

•	You may vote by using a toll-free telephone number. Instructions for telephonic voting can be found at www.voteproxy.com.

•

If you requested a paper copy of our proxy materials, you may vote by marking, signing, dating and returning the paper proxy card mailed to you as part of your proxy materials. If you requested a paper copy of our proxy materials, in order to authorize a proxy to vote by telephone or via the Internet, you must go to www.voteproxy.com and follow the instructions for telephone or Internet voting. Please have your paper proxy card in hand when calling the toll-free number or accessing the website, as it contains a 12-digit control number required to vote.

Votes submitted by mail, telephone or Internet will be voted at the Annual Meeting in accordance with the directions you provide the individuals named on the proxy; if no direction is indicated, your shares will be voted in favor of each of the proposals set forth herein.

CAN I CHANGE MY VOTE?

Any stockholder giving a proxy has the power to revoke it at any time before it is voted (i) by notifying us in writing of such revocation, (ii) by submitting a later dated proxy card or telephone or Internet vote, or (iii) by attending the Annual Meeting in person and voting in person. Any written notification of revocation of a proxy should be directed to Gail D. Makode, Senior Vice President, General Counsel and Corporate Secretary, IES Holdings, Inc., One Sound Shore Drive, Suite 304, Greenwich, Connecticut 06830. Stockholders who submit proxies and attend the Annual Meeting to vote in person are requested to notify Ms. Makode at the Annual Meeting of their intention to vote in person at the Annual Meeting.

HOW ARE ABSTENTIONS AND BROKER NON-VOTES COUNTED?

Pursuant to the Company’s bylaws, shares not voted on matters, including abstentions and broker non-votes, will not be treated as votes cast with respect to those matters, and therefore will not affect the outcome of any such matter.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?

The presence, in person or by proxy, of at least a majority of the outstanding shares of Common Stock is required for a quorum.

HOW MANY VOTES ARE REQUIRED TO PASS EACH ITEM?

The affirmative vote of holders of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect each director nominee.

The affirmative vote of holders of a majority of the shares of Common Stock voted at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal year 2018.

The affirmative vote of holders of a majority of the shares of Common Stock voted at the Annual Meeting is required to approve by advisory vote the compensation of the Company’s named executive officers.

DOES THE COMPANY HAVE A WEBSITE?

The Company has a website, www.ies-co.com, which contains additional information concerning the Company’s corporate governance practices. Information on our website is not incorporated by reference herein, unless specifically stated otherwise.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

At the close of business on December 11, 2017, the record date for the determination of stockholders of the Company entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments thereof, the Company had issued and outstanding 21,337,245 shares of Common Stock.

The following table sets forth information with respect to the beneficial ownership of our Common Stock as of December 11, 2017 by:

•	each person who is known by us to own beneficially 5% or more of our outstanding Common Stock;

•	our named executive officers;

•	our current directors and nominees; and

•	all of our executive officers and directors as a group.

Except as otherwise indicated, the person or entities listed below have sole voting and investment power with respect to all shares of our Common Stock beneficially owned by them, except to the extent this power may be shared with a spouse. Unless otherwise indicated, the address of each stockholder listed below is 5433 Westheimer Road, Suite 500, Houston, Texas 77056.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent(1)
Todd M. Cleveland(2)	159,127	*
Joseph L. Dowling III(3)	45,838	*
David B. Gendell(4)	122,225	*
Jeffrey L. Gendell(5)	12,439,635	57.8%
Joe D. Koshkin(6)	34,535	*
Robert W. Lewey(7)	87,333	*
Donald L. Luke(8)	71,812	*
Gail D. Makode(9)	35,892	*
Tracy A. McLauchlin(10)	27,441	*
Thomas E. Santoni(11)	34,875	*
Directors and officers as a group (10 persons)	13,058,713	61.7%

*	Less than one percent.

(1)	For purposes of this table, the number of shares of Common Stock issued and outstanding as of the record date includes all outstanding director phantom stock units, which convert to shares of Common Stock when a director leaves the Board for any reason.

(2)	Includes 577 phantom stock units that convert to shares of Common Stock when Mr. Cleveland leaves the Board for any reason.

(3)	Includes 39,383 phantom stock units that convert to shares of Common Stock when Mr. Dowling leaves the Board for any reason.

(4)	Includes 57,062 phantom stock units that convert to shares of Common Stock when Mr. David Gendell leaves the Board for any reason.

(5)

The information herein is based on the Schedule 13D/A filed jointly by Jeffrey L. Gendell and Tontine Capital Partners, L.P. (“TCP”), Tontine Capital Management, L.L.C. (“TCM”), Tontine Management, L.L.C. (“TM”), Tontine Capital Overseas Master Fund II, L.P. (“TCP2”), Tontine Asset Associates, L.L.C. (“TAA”), Tontine Capital Overseas GP, L.L.C. (“TCO”), and Tontine Associates, L.L.C. (“TA”) on October 5, 2016, as modified by the Form 4 filed jointly by those parties on October 3, 2017. Based on these filings, Mr. Gendell may be deemed to beneficially own 12,439,635 shares of Common Stock, which includes 5,642,723 shares of Common Stock owned directly by TCP, 1,410,162 shares of Common Stock owned directly by TM, 2,605,499 shares of Common Stock owned directly by TCP2, 1,910,529 shares of Common Stock owned directly by TCM, 642,057 shares of Common Stock owned directly by TA, 96,891 shares of Common Stock owned directly by TAA, and 47,284 shares of Common Stock owned directly by TCO, as well as 33,119 shares of Common Stock owned directly by Mr. Gendell, 3,253 phantom stock units granted to Mr. Gendell that convert to shares of Common Stock when Mr. Gendell leaves the Board for any reason, and 48,118 shares of Common Stock owned by Mr. Gendell’s children. Mr. Gendell is the managing member of TM, TCO, and TA, and the managing member of TCM and TAA, the general partners of TCP and TCP2, respectively, and has shared voting and dispositive power over these shares. Mr. Gendell has disclaimed beneficial ownership of the Company’s securities reported herein for purposes of Section 16(a) under the Securities Exchange Act of 1934, as amended, or otherwise, except as to securities directly owned by Mr. Gendell or to the extent of his pro rata interest in, and interest in the profits of, TCM, TCP, TM, TCP2, TAA, TA and TCO. The address of the principal business and principal office of each of the above entities, as well as Mr. Gendell, is One Sound Shore Drive, Suite 304, Greenwich, Connecticut 06830.

(6)	Includes 25,852 phantom stock units that convert to shares of Common Stock when Mr. Koshkin leaves the Board for any reason.

(7)	Includes 8,334 shares of Common Stock issued pursuant to restricted stock grants subject to tenure vesting.

(8)	Includes 61,301 phantom stock units that convert to shares of Common Stock when Mr. Luke leaves the Board for any reason.

(9)	Includes 10,000 shares of Common Stock issued pursuant to restricted stock grants subject to tenure vesting.

(10)	Includes 13,334 shares of Common Stock issued pursuant to restricted stock grants subject to tenure vesting.

(11)	Mr. Santoni’s employment terminated on September 15, 2017.

ELECTION OF DIRECTORS

GENERAL INFORMATION

The Company’s Amended and Restated Certificate of Incorporation, as amended through May 24, 2016 (the “Certificate of Incorporation”), and Amended and Restated Bylaws provide that the number of members of the Board shall be fixed from time to time by the Board but shall not be less than one nor more than fifteen persons. The Board has set the number of directors at seven. As such, if each of the nominees named below is elected to the Board, there will be no vacancies on the Board following the Annual Meeting. Directors hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Vacancies may be filled by recommendation from the Nominating/Governance Committee and a majority vote by the remaining directors.

It is the intention of the persons named in the proxy card to vote “FOR” the election of the nominees named below, unless a stockholder has directed otherwise or withheld such authority. The affirmative vote of holders of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect each director nominee.

Each of the nominees has consented to being named in this proxy statement and has consented to serve, if elected. If, at the time of or prior to the Annual Meeting, a nominee should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute nominee designated by the Board. The Board has no reason to believe that any substitute nominee will be required. No proxy will be voted for a greater number of persons than the nominees named herein.

Each nominee with an asterisk next to his name is independent in accordance with the Company’s Corporate Governance Guidelines and the rules and regulations of the NASDAQ Global Market System (“NASDAQ”) and the SEC. After reviewing all relevant facts and circumstances, the Board has affirmatively determined that Messrs. Cleveland, Koshkin, Luke and Dowling are independent since they have no relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company), other than as stockholders and/or directors of the Company. Additionally, the Board has affirmatively determined that Mr. Jeffrey Gendell is independent in accordance with the Company’s Corporate Governance Guidelines and the rules and regulations of the NASDAQ and the SEC; however, as Mr. Jeffrey Gendell is the founder and managing member of Tontine Associates, L.L.C., which, together with its affiliates, (collectively, Tontine) is a private investment management firm and the Company’s majority stockholder, and Mr. Jeffrey Gendell is the brother of Mr. David Gendell, who is a director and employee of the Company, the Board has determined that Mr. Jeffrey Gendell does not satisfy the audit committee independence standard set forth in Rule 10A-3 of the Exchange Act. The review was undertaken on a director-by-director basis and did not involve a pre-set formula or minimum standard of materiality.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED BELOW, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

Todd M. Cleveland*	Director since 2017

Todd M. Cleveland, 49, has served as the Chief Executive Officer of Patrick Industries, Inc. (“Patrick”), a publicly traded manufacturer of specialized building products and materials, since February 2009, and as a director of Patrick since 2008. Mr. Cleveland was President of Patrick from May 2008 to December 2015, and Chief Operating Officer of Patrick from May 2008 to March 2013. From August 2007 to May 2008, Mr. Cleveland served as Executive Vice President of Operations and Sales and Chief Operating Officer of Patrick. Mr. Cleveland also spent 17 years with Adorn Holdings, Inc., serving as President and Chief Executive Officer from 2004 to 2007; President and Chief Operating Officer from 1998 to 2004; and Vice President of Operations and Chief Operating Officer from 1994 to 1998. Mr. Cleveland was a director of Stag-Parkway, Inc.

from 2013 to 2014. Mr. Cleveland has over 25 years of recreational vehicle, manufactured housing and industrial experience in various operating capacities. The Nominating/Governance Committee believes that Mr. Cleveland is qualified to serve on the Board given his extensive operating, executive and board level experience at a publicly traded industrial company, as well as his experience completing numerous mergers and acquisitions transactions.

Joseph L. Dowling III*	Director since 2012

Mr. Dowling, 53, has served since June 2013 as the Chief Investment Officer of Brown University, where he is responsible for the University’s $3.5 billion endowment. From 1998 to 2013, he served as the founder and managing member of Narragansett Asset Management, LLC, a private investment partnership located in Stamford, Connecticut. From its formation in 1998 through 2006, Narragansett managed funds for institutions, pension funds and college endowments. After 2006, Narragansett focused on managing Mr. Dowling’s personal capital and that of a select group of strategic investors. Prior to forming Narragansett, Mr. Dowling worked at The First Boston Corporation, Tudor Investments and Oracle Partners, L.P. Since September 2017, Mr. Dowling has also served as an independent Trustee of the Board of Trustees of the Harbor Funds. The Nominating/Governance Committee believes that Mr. Dowling is qualified to serve on the Board given his extensive experience in finance, public markets, and private investing.

David B. Gendell	Director since 2012

Mr. Gendell, 57, has served as Interim Director of Operations for the Company since November 2017. He previously served as non-executive Vice Chairman of the Board from November 2016 to November 2017 and as non-executive Chairman of the Board from January 2015 to November 2016. Since 2004, he has been an employee of Tontine Associates, L.L.C., which, together with its affiliates, is a private investment management firm and the majority shareholder of the Company. At Tontine Associates L.L.C., he focuses on investment opportunities in industrial, manufacturing and basic materials companies. From 2006 to 2010, he served on the Board of Directors of Neenah Enterprises, one of the largest independent foundries in the United States. Mr. Gendell has also held senior positions at several venture-backed startups. From 1999 to 2002, he was President and Chief Operating Officer of Homserv, LLC, a privately-held data aggregator focused on real estate transactions, and from 2002 to 2003, he served as President and Chief Operating Officer of Cogent Design Inc., a privately-held practice management software system. He also currently serves on the Board of Advisors of the Duke Global Health Institute. Mr. Gendell is the brother of Jeffrey Gendell, who has served as a director of the Company and as non-executive Chairman of the Board since November 2016 and is the founder and managing member of Tontine, the Company’s majority shareholder. The Nominating/Governance Committee believes that Mr. David Gendell is qualified to serve on the Board given his extensive experience in public and private investing and finance.

Jeffrey L. Gendell*	Director since 2016

Mr. Gendell, 58, is the founder and managing member of Tontine, the majority shareholder of the Company. Mr. Gendell formed Tontine in 1995, and manages all of the investment decisions at the firm. Prior to forming Tontine, Mr. Gendell held senior investment management positions at several other private investment firms, including Odyssey Partners, L.P., and began his career in investment banking over 30 years ago at Smith Barney, Harris Upham & Co., where he was involved in capital markets, corporate finance and M&A activity. Mr. Gendell is the brother of Mr. David Gendell, who has served as a director of the Company since February 2012, as Interim Director of Operations since November 2017, as non-executive Vice Chairman of the Board from November 2016 to November 2017, and as non-executive Chairman of the Board from January 2015 to November 2016. The Nominating/Governance Committee believes that Mr. Jeffrey Gendell is qualified to serve on the Board given his extensive experience in public and private investing and finance and his historical knowledge of the Company as majority shareholder.

Joe D. Koshkin*	Director since 2013

Mr. Koshkin, 70, has worked as an independent financial consultant offering financial and advisory services to a diverse group of clients since 2006. Mr. Koshkin retired as a partner from PricewaterhouseCoopers LLP in 2006 after a 34-year career with the firm. During his career at PricewaterhouseCoopers, he served as the partner in charge of the firm’s North America Engineering and Construction Industry practice. He also served as a senior client service partner and a consulting partner advising clients and firm partners on technical accounting, SEC issues, Sarbanes-Oxley compliance, risk management, and mergers and acquisitions. From June 2010 to July 2011, Mr. Koshkin served as a director and a member of the audit committee of Sterling Bancshares. Mr. Koshkin is a Certified Public Accountant in Texas and is a member in good standing with the AICPA and TSCPA. The Nominating/Governance Committee believes that Mr. Koshkin’s extensive experience with PricewaterhouseCoopers as a senior client service partner as well as his background in corporate finance and financial reporting make him qualified to serve on the Board.

Robert W. Lewey	Director since 2016

Mr. Lewey, 56, has served as a Director of the Company since May 2016, and as President of the Company since May 2015. He previously served as Interim Chief Operating Officer of the Company from January 2015 to May 2015 while continuing to serve as Senior Vice President, Chief Financial Officer and Treasurer of the Company, a role he had held from January 2012 to May 2015. From 2001 to 2006 and from 2007 to January 2012, Mr. Lewey served as Director of Tax, Vice President, Tax and Treasurer of the Company. From 2006 to 2007, he served as Vice President, Tax for Sulzer US Holdings, Inc. From 1995 to 2001, Mr. Lewey served as Vice President, Tax for Metamor Worldwide, Inc., a leading provider of information technology solutions. Mr. Lewey began his career with Deloitte LLP. The Nominating/Governance Committee believes that Mr. Lewey is qualified to serve on the Board due to his knowledge and experience with the Company as IES’s President and in his prior executive roles with the Company, as well as his general business and financial expertise.

Donald L. Luke*	Director since 2005

Mr. Luke, 80, served as Chairman and Chief Executive Officer of American Fire Protection Group, Inc., a private company involved in the design, fabrication, installation and service of products in the fire sprinkler industry, from 2001 until April 2005. From 1997 to 2000, Mr. Luke was President and Chief Operating Officer of Encompass Services (construction services) and its predecessor company GroupMac. Mr. Luke has also held key positions in product development, marketing and executive management in multiple foreign and domestic publicly traded companies. He also has prior experience as a board member of numerous public and private companies in various industries, including as a director of American Fire Protection Group, Inc. from 2005 to 2011 and as a director of Cable Lock, Inc., which manages the affiliated Olshan Foundation Repair companies, from 2007 to January 2014. The Nominating/Governance Committee believes that Mr. Luke is qualified to serve on the Board given his extensive experience as an officer and director of a diverse group of consolidator public companies, including electrical contractors.

*	Each nominee with an asterisk next to his name is independent in accordance with the Company’s Corporate Governance Guidelines and the rules and regulations of the NASDAQ and the SEC.

EXECUTIVE OFFICERS

Information with respect to the executive officers of the Company is included in the section titled “Executive Officers of the Registrant” in Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017, and is incorporated by reference herein.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Attendance at Meetings

It is the policy of the Board that all directors of the Company attend the Company’s annual meetings. Each of the directors attended the 2017 annual meeting held on February 7, 2017, including one director who attended via telephone.

During fiscal year 2017, there were eleven meetings of the full Board (two in person and nine telephonically or via videoconference), and each member of the Board attended at least 75% of the aggregate number of meetings of the full Board and meetings of Board committees on which he served. At all regularly scheduled meetings of the Board, the Company’s non-executive Chairman presided and an executive session was held without management present.

Stockholder Communications with the Board of Directors

Stockholders who wish to communicate directly with the Board may do so by writing to IES Holdings, Inc. Board of Directors, c/o Corporate Secretary, IES Holdings, Inc., One Sound Shore Drive, Suite 304, Greenwich, Connecticut 06830. Stockholders may also communicate directly with individual directors by addressing their correspondence accordingly. Interested parties may make any concerns known to non-management directors by contacting the Company’s Ethics Line at 1-800-347-9550.

The Company has adopted a Code of Ethics for Financial Executives and a code of business conduct and ethics for all directors, officers and employees which has been memorialized as part of the Company’s Legal Compliance and Corporate Policy. Each of these documents can be found in the Corporate Governance section of the Company’s website at www.ies-co.com. The Policy is also available in print to any stockholder who requests it by contacting Gail D. Makode, Senior Vice President, General Counsel and Corporate Secretary, IES Holdings, Inc., One Sound Shore Drive, Suite 304, Greenwich, Connecticut 06830.

The Nomination Process

The Nominating/Governance Committee of the Board, which, as described below, is composed entirely of independent directors, is responsible in accordance with its charter for establishing standards for members of the Board and overseeing the performance evaluation of the Board and its members. Based upon such evaluations, the Nominating/Governance Committee recommends to the Board whether existing members should be nominated for new terms or replaced and whether more or fewer members are appropriate.

The Board, with the assistance of the Nominating/Governance Committee, establishes criteria for the selection of new members. The basic criteria are found in the Company’s Corporate Governance Guidelines under “Core Competencies of the Board.” At any given time, in order to maintain a proper balance of expertise, individuals with particular skills may be favored over other candidates who lack such skills but otherwise possess a core competency.

Additional attributes may include a candidate’s character, judgment and diversity of experience, business acumen, ability to act on behalf of all stockholders and a willingness to devote sufficient time to carrying out the duties and responsibilities of Board membership. Candidates must be capable of working with the entire Board and contributing to the overall Board process. The Committee also considers diversity of background experience, age, and specialized training. While the Nominating/Governance Committee considers diversity, among other factors, when considering potential director nominees, the Board does not have a policy with regard to diversity in identifying director nominees. Since a majority of the Board is to be independent of management, consideration is also given as to whether or not the individual is independent in accordance with the Company’s Corporate Governance Guidelines and the rules and regulations of the NASDAQ and the SEC.

When there is an opening or anticipated opening for a director position, Board members and the Company’s controlling shareholder are asked to submit recommendations. Outside sources or third parties may, but are not likely to, be used to find potential candidates and similarly may be used to evaluate or assist in evaluating nominees brought to the attention of the Nominating/Governance Committee. Should the Company use the services of a third party, it would expect to pay a fee for such services.

The Nominating/Governance Committee will also consider director candidates recommended by stockholders. Such candidates will be evaluated using the same criteria and standards described above. Any such recommendation must be delivered to the Company’s Corporate Secretary at the address set forth below under “Corporate Governance Guidelines,” not later than 80 days prior to the date of the applicable annual meeting. In the event that the date of such annual meeting was not publicly announced by the Company by mail, press release or otherwise more than 90 days prior to the annual meeting, notice by the stockholder to be timely must be delivered to the Corporate Secretary of the Company not later than the close of business on the tenth day following the day on which such announcement of the date of the annual meeting was communicated to the stockholders. The recommendation should also provide the reasons supporting a candidate’s recommendation, the candidate’s qualifications, the candidate’s consent to being considered as a nominee and a way to contact the candidate to verify his or her interest and to gather further information, if necessary. In addition, the stockholder should submit information demonstrating the number of shares he or she owns, the name and address of the stockholder, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, and such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Board. Stockholders who themselves wish to nominate an individual to the Board must follow the advance notice requirements and other requirements of the Company’s Amended and Restated Bylaws.

CORPORATE GOVERNANCE GUIDELINES

The Company’s management and Board are committed to conducting business consistent with good corporate governance practices. To this end, the Board has established a set of Corporate Governance Guidelines which reflect its view of how to help achieve this goal. These guidelines, which may be amended and refined from time to time, are outlined below and may also be found in the Corporate Governance section of the Company’s website at www.ies-co.com. The guidelines are also available in print to any stockholder who requests them by contacting Gail D. Makode, Senior Vice President, General Counsel and Corporate Secretary, IES Holdings, Inc., One Sound Shore Drive, Suite 304, Greenwich, Connecticut 06830.

Directors

Core Competencies of the Board

In order to adequately perform the general corporate oversight responsibilities assumed by the Board, the Board as a whole should possess the following competencies:

Accounting & Finance — The Board should have one or more members who are experienced in accounting and finance matters.

Management — In order to oversee the Company’s management team, the Board should have one or more directors who have experience as a Chief Executive Officer (or other equivalent position) or a Chief Operating Officer or possess similar significant operating experience.

Industry Knowledge — While the theory of management is important, it is essential that the Board have one or more members with extensive hands-on practical, relevant, industry-specific knowledge.

Long-Range Strategy — In addition to monitoring the Company’s performance in the present, the Board should have one or more members with the skills to look to the future and provide direction for stability and growth.

Track Record — The Board should have one or more members who have achieved prominence and strong reputations in their respective professions.

Independence of the Board

A majority of the Board shall be independent of management. An independent director must meet the standards imposed by the SEC and NASDAQ.

Leadership Structure and Risk Management

The Board does not have a formal policy regarding whether the position of Chairman of the Board may be filled by the Company’s Chief Executive Officer or a similar position. Instead, the Board has adopted a fluid approach to the Board’s leadership structure that allows for variations depending on the circumstances and changing needs of the Company over time. With the appointment of Mr. Jeffrey Gendell as the Company’s non-executive Chairman of the Board on November 8, 2016, the Company continues to subscribe to a Board leadership structure under which the Chairman position is separate from the Company’s principal executive officer role, which is filled by the Company’s President, Robert W. Lewey. The Board believes the current structure enhances corporate governance and allows our Chairman and President to remain focused on their distinct roles which, for the Chairman, primarily involves Board and corporate governance and, for the President, day-to-day management leadership and implementing our corporate strategy. Our Board regularly reviews all the aspects of our governance profile, including our leadership structure, and will make changes as circumstances warrant.

The overall duty of risk identification and management lies with the Board. To assist in this task, the Board utilizes the various Board committees to review their respective areas of responsibility. The Audit Committee addresses accounting controls and general financial risk, the Nominating/Governance Committee addresses Board composition and internal communication risks, such as ethical issues, and the Human Resources and Compensation Committee addresses workforce risks and pay levels.

Committees

The Board has established the Audit, Human Resources and Compensation, and Nominating/Governance Committees to assist in the performance of its functions of overseeing the management and affairs of the Company. The Audit, Human Resources and Compensation, and Nominating/Governance Committees are composed entirely of independent directors under current NASDAQ and SEC standards, have written charters, and have the authority to retain and compensate counsel and experts. Copies of the charters may be found in the Corporate Governance section of the Company’s website, www.ies-co.com. The charters are also available in print to any stockholder who requests them by contacting Gail D. Makode, Senior Vice President, General Counsel and Corporate Secretary, IES Holdings, Inc., One Sound Shore Drive, Suite 304, Greenwich, Connecticut 06830.

Audit Committee

The Audit Committee, which met seven times during fiscal year 2017, is comprised of Messrs. Koshkin (Chairman), Dowling and Luke. Pursuant to its written charter, the Audit Committee assists the Board in:

•	fulfilling its responsibility to oversee management’s preparation, and the integrity, of the Company’s financial statements;

•	monitoring the qualifications, independence and performance of the Company’s internal and independent auditors;

•	monitoring the Company’s compliance with legal and regulatory requirements; and

•	preparing the report that SEC rules require be included in the Company’s annual proxy statement.

The Audit Committee’s role does not provide any special assurance with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee, which met six times during fiscal year 2017, is comprised of Messrs. Dowling (Chairman), Cleveland and Luke. Pursuant to its written charter, the Human Resources and Compensation Committee assists the Board in:

•	discharging its responsibilities relating to compensation of Company executives; and

•	producing an annual report on executive compensation for inclusion in the Company’s annual proxy statement.

Additional information on the Human Resources and Compensation Committee’s processes and procedures for considerations of executive compensation are addressed in “Compensation Discussion and Analysis” below.

Nominating/Governance Committee

The Nominating/Governance Committee, which met five times during fiscal year 2017, is comprised of Messrs. Luke (Chairman), Cleveland and Koshkin. Pursuant to its written charter, the Nominating/Governance Committee assists the Board in:

•	establishing standards for Board and committee members and overseeing the performance of the Board and its members;

•	making recommendations to the Board with respect to the management organization of the Company;

•	establishing criteria to select new directors and recommending to the Board a process for orientation of new Board or committee members;

•	identifying individuals qualified to become members of the Board and recommending same to the Board as nominees to fill any existing or expected vacancy;

•	evaluating the Company’s corporate governance procedures and recommending to the Board changes that the Nominating/Governance Committee deems appropriate; and

•	reviewing and addressing conflicts of interest of directors and executive officers and the manner in which any such conflicts are to be resolved.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Company has adopted a written Related Person Transaction Policy that addresses the reporting, review and approval or ratification of transactions with related persons. The Company recognizes that related person transactions can involve potential or actual conflicts of interest and pose the risk that they may be, or be perceived to have been, based on considerations other than the Company’s best interest. Accordingly, as a general matter, the Company seeks to avoid such transactions. However, the Company recognizes that in some circumstances transactions between related persons and the Company may be incidental to the normal course of business or provide an opportunity that is in the best interests of the Company to pursue or that, where it is not efficient to pursue an alternative transaction, is not inconsistent with the best interests of the Company. The policy therefore is not designed to prohibit related person transactions; rather, it is intended to provide for timely internal reporting of such transactions and appropriate review, oversight and public disclosure of them.

The policy supplements the provisions of the Conflict of Interest Policy in the Company’s Legal Compliance and Corporate Policy concerning potential conflict of interest situations. With respect to persons and transactions subject to the policy, the procedures for reporting, oversight and public disclosure apply. With respect to all other potential conflict of interest situations, the provisions of the Company’s Legal Compliance and Corporate Policy continue to apply.

The policy applies to the following persons (each a “Related Person” and, collectively, “Related Persons”):

•	Each director or executive officer of the Company;

•	Any nominee for election as a director of the Company;

•	Any security holder who is known to the Company to own of record or beneficially more than five percent of any class of the Company’s voting securities; and

•	Any immediate family member of any of the foregoing persons.

A transaction participated in by the Company with a company or other entity that employs a Related Person or is controlled by a Related Person, or in which a Related Person has an ownership of financial interest material to such Related Person, shall be considered a transaction with a Related Person for purposes of the policy. For purposes of the policy, “related person transaction” means a transaction or arrangement or series of transactions or arrangements in which the Company participates (whether or not the Company is a party) and a Related Person has a direct or indirect interest material to such Related Person. A transaction in which a subsidiary or any other company controlled by the Company participates shall be considered a transaction in which the Company participates.

Except as otherwise provided in the policy, including any delegation of review and approval authority, (i) any director, director nominee or executive officer who intends to enter into a related person transaction shall disclose the intention and all material facts with respect to the transaction to the Audit Committee of the Board, the Chairman of the Audit Committee or the Company’s General Counsel, and (ii) any officer or employee of the Company who intends to cause the Company to enter into any related person transaction shall disclose that intention and all material facts with respect to the transaction to his or her superior, who shall be responsible for seeing that such information is reported to the Audit Committee, the Chairman of the Audit Committee or the Company’s General Counsel. If a member of the Audit Committee, or the party reviewing the transaction, has an interest in a related person transaction and, after such person excusing himself or herself from consideration of the transaction, there would be fewer than two members of the reviewing party available to review the transaction who do approve the transaction, the transaction shall be reviewed by an ad hoc committee of at least two independent directors designated by the Board (which shall be considered the “Audit Committee” for this purpose).

Subject to the policy, the Audit Committee will review all related person transactions and approve such transactions in advance of such transaction being given effect. Subject to the policy, the Board has also delegated to the Chairman of the Audit Committee and the Company’s General Counsel the authority to review and approve any related person transaction that is not required to be publicly reported; such transactions must be disclosed to the Audit Committee at its next regularly scheduled meeting. At the discretion of the Audit Committee, consideration of a related person transaction may be submitted to the Board. All related person transactions shall be publicly disclosed to the extent and in the manner required by applicable legal requirements and listing standards. The Audit Committee may determine that public disclosure shall be made even where it is not so required, if the Audit Committee considers such disclosure to be in the best interests of the Company and its stockholders.

The Company is party to a sublease agreement with Tontine Associates, L.L.C., an affiliate of Tontine, for corporate office space in Greenwich, Connecticut. The lease term extends through April 2019, with monthly payments due in the amount of approximately $8,000. The lease has terms at market rates and payments by the Company are at a rate consistent with that paid by Tontine Associates, L.L.C. to its landlord.

REPORT OF THE AUDIT COMMITTEE

Audit Committee Financial Expert

The Board has determined that each member of the Audit Committee is financially literate, meets the independence requirements of the SEC and NASDAQ and qualifies as an “audit committee financial expert” as defined by SEC rules.

Establishment of Policies and Procedures

The Audit Committee has overseen the establishment of a number of policies and procedures which are intended to facilitate the reporting and disclosure of improper activities as well as to clearly define the use of the Company’s independent auditors for non-audit purposes.

•

The Company maintains the Ethics Line, which allows employees to report, on an anonymous basis, occurrences of financial abuse, fraud, theft or discrimination. Complaints are forwarded to the Senior Vice President & General Counsel who, in turn, informs the Audit Committee.

•

The Company has established a Code of Ethics for Financial Executives, a copy of which may be found on the Company’s website, at www.ies-co.com. A copy of the Code is also available in print to any stockholder who requests it by contacting Gail D. Makode, Senior Vice President, General Counsel, and Corporate Secretary, IES Holdings, Inc., One Sound Shore Drive, Suite 304, Greenwich, Connecticut 06830. The Code of Ethics applies to the Chief Executive Officer (or other equivalent position), the Chief Financial Officer and the Chief Accounting Officer and reflects the Company’s commitment to the highest standards of personal and professional integrity.

•	The Audit Committee has established a pre-approval policy governing non-audit services or audit-related services provided by the independent auditor.

•

Pursuant to the policy, the Audit Committee has pre-approved each of the following non-audit services or audit-related that may be provided by the independent auditor during each fiscal year (provided, however, that the Audit Committee Chairman must be informed of the use of the independent auditor for these services as soon as is practicable): consultation on routine matters in the amount of $50,000, SEC matters in the amount of $50,000, tax matters in the amount of $50,000 and EY’s online accounting reference service in the amount of $3,500 per fiscal year.

•

All other non-audit or audit-related services provided by the independent auditor, other than de minimus services, must be pre-approved by the Audit Committee, which has delegated the authority to provide such approval to the Chairman of the Audit Committee so long as the Audit Committee is informed as soon as is practicable.

Review of the Company’s Audited Financial Statements for the Fiscal Year Ended September 30, 2017

The Audit Committee meets regularly with the Company’s internal auditors and Ernst & Young LLP, the Company’s independent auditors, with and without representatives of management, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s accounting principles.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended September 30, 2017 with Company management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017 for filing with the SEC. The Audit Committee has also named Ernst & Young LLP to serve as the Company’s independent auditors for fiscal year 2018, subject to stockholder ratification.

Members of the Audit Committee

Joe D. Koshkin (Chairman)

Joseph L. Dowling III

Donald L. Luke

AUDIT FEES

Ernst & Young LLP billed the Company fees as set forth in the table below for (i) the audit of the Company’s 2017 and 2016 annual financial statements, reviews of quarterly financial statements and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, (ii) assurance and other services reasonably related to the audit or review of the Company’s 2017 and 2016 financial statements, (iii) services related to tax compliance, tax advice and tax planning for fiscal years 2017 and 2016, and (iv) all other products and services it provided during fiscal years 2017 and 2016. All of the non-audit services provided and the fees for those services were pre-approved by the Audit Committee in accordance with its pre-approval policy governing non-audit services and audit-related services.

	Fiscal Year 2017	Fiscal Year 2016
Audit	$1,687,600	$1,771,000
Audit Related	17,500	20,000
Tax Fees	210,139	223,107
All Other Fees	1,995	1,980

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Role of the Compensation Committee

The Human Resources and Compensation Committee (referred to in this section as the “Committee”) of the Board is comprised entirely of independent directors and is responsible for ensuring that the Company’s executive compensation policies and programs are appropriate to the duties of the Company’s executives and reflect the investment interests of our stockholders. The Committee reviews and approves the compensation levels and benefits programs for the Company’s named executive officers (“NEOs”).

The NEOs are the executives who appear in the compensation tables of this proxy statement. The NEOs in this proxy statement are:

•	Robert W. Lewey, President

•	Tracy A. McLauchlin, Senior Vice President, Chief Financial Officer and Treasurer

•	Gail D. Makode, Senior Vice President, General Counsel and Corporate Secretary

•	Thomas E. Santoni, former Senior Vice President, Operations, whose employment with the Company was terminated effective September 15, 2017

The Company’s Human Resources Department staff, General Counsel, President and representatives of Tontine (in its capacity as the Company’s controlling shareholder) may also provide analysis and counsel as requested by the Committee. You can learn more about the Committee’s purpose, responsibilities, and structure by reading the Committee’s charter, which can be found in the Corporate Governance section of the Company’s website at www.ies-co.com.

The following is a more detailed discussion of the results of the actions taken by the Committee in fiscal year 2017 and the first quarter of fiscal year 2018 and the reasons for such actions.

Compensation Objectives

The Company’s compensation and benefits program for the NEOs, as described below, is focused on balancing the objectives of conserving the Company’s resources, such as the Company’s cash and outstanding Common Stock, with attracting, retaining and motivating the individuals who will engage in the behaviors necessary to enable the Company to succeed.

At the Company’s 2017, 2014, and 2011 annual meetings of stockholders, the Company was required, pursuant to Section 14A of the Exchange Act, to seek an advisory vote of stockholders to approve on an advisory basis the compensation of the Company’s NEOs, as disclosed in the Company’s proxy statement for each of the respective annual meetings. At each of the respective annual meetings, including the 2017 annual meeting of stockholders, the Company’s stockholders approved, on a non-binding advisory basis, the compensation awarded to the Company’s NEOs for the prior fiscal year. The Committee has considered the result of these stockholder votes in setting compensation policies and making compensation decisions for each of the fiscal years that has followed. At the 2017 annual meeting of stockholders, the Company’s stockholders determined, on a non-binding advisory basis, that the stockholder vote on executive compensation should be held once every year. In accordance with this determination, the Company has included in this proxy statement a proposal to approve, on an advisory basis, the compensation awarded to the Company’s NEOs, as disclosed in this Proxy Statement. For additional information, please see “Advisory Vote on Executive Compensation” below.

Under the Committee’s supervision, in fiscal year 2017, we implemented a compensation program which is comprised of salary, benefits, and incentive opportunity, and is intended to achieve the following objectives:

•

Be fair. The program design and levels are intended to fairly reward executives for their level of responsibility and are set with certain consideration to the practices of similar companies with which the Company competes for talent.

•

Link executive pay to Company performance and retain talent. The program offers variable, at-risk incentive award opportunities, which are payable only if specified short-term financial and strategic goals are achieved, with a certain portion payable based on individual performance. While the awards may be made in cash, equity or a combination thereof, these incentive awards for NEOs in fiscal year 2017 were focused on cash awards under the annual incentive plan. In 2017, at-risk cash awards represented approximately 25-40% of the NEOs’ targeted total direct compensation, with base salary representing approximately 60-75%. See “Annual Cash Incentive Awards” below for additional information.

•

Reward long-term superior growth in the Company’s earnings and market value. In fiscal 2016, the Company introduced, and may from time to time in the future continue to award, certain performance-based equity and cash grants, which have time-based restrictions and are based on achievement of certain financial and market value goals of the Company over a specified period. These awards currently consist of an aggregate of 420,000 three-year performance-based phantom stock units awarded in fiscal 2016 to the NEOs and certain other employees and 30,000 performance cash units awarded to one of the NEOs in fiscal 2016. See “Long-Term Incentives” below for additional information.

•

Conserve Company resources. While the Committee considers competitive compensation, the Committee is also focused on striking a balance between limiting cash compensation to a reasonable percentage of the Company’s profits and holding equity compensation to a reasonable percentage of the Company’s total outstanding Common Stock.

•

Emphasize stock ownership. In conjunction with our compensation program, the Committee awards equity grants to the NEOs, such as the performance-based phantom stock units, to encourage managing from a stockholder’s perspective.

Compensation Elements

Presented below are the key characteristics of the primary elements of the NEOs’ compensation.

Compensation Element	Key Characteristics
Base Pay (Fixed)	• Fixed component of pay based on an individual’s skills, responsibilities, experience and performance.

• NEOs are eligible for increases based on performance, market factors and/or changes in job responsibilities.

Annual Cash Incentive Award (Variable “at-risk”)	• Variable component of pay; consists of cash.

• Reward for achieving specified financial, safety and individual goals.

• Goals set at the beginning of each fiscal year and achievement measured following fiscal year end.

Short-term Incentives	• Variable component of pay; may include cash and/or equity.

• Discretionary reward for achieving significant strategic events; awards vest immediately or in the near term.

Long-term Incentive Awards	• Variable component of pay; paid in equity and/or cash.

• Reward for creating long-term stockholder value.

• Promotes executive retention.

Other Benefits (Health and welfare)

•    NEOs are eligible to participate in benefits programs that are available to substantially all salaried employees, which provide for retirement planning as well as basic life, disability and health insurance needs.

Compensation elements are either cash-based, partly or solely equity-based (and have a value which is at least partly related to the price of the Company’s Common Stock) or are comprised of other benefits.

Market Benchmarking

The Committee does not target a specific competitive position versus the market or peer companies in determining the compensation of its executives as, in light of the Company’s diverse mix of businesses, strict benchmarking against a selected group of companies would not provide a meaningful basis for establishing compensation. In prior years, the Committee has reviewed peer group data for purposes of assessing competitive compensation practices. However, given the limitations of identifying peer companies that reflect the relevant market for executive talent for the Company, the Committee has shifted away from reviewing peer company data and has focused instead on evaluating whether our executive compensation program supports our recruitment and retention needs and is fair and efficient.

The Committee believes the following factors are relevant to establishing a fair compensation structure that promotes retention, and the Committee considers these factors in establishing an individual executive’s base salary, annual cash incentive awards, short-term incentives and long-term incentive awards:

•

The Company’s performance against financial measures, including net income, earnings before interest and taxes, total stockholder return, revenues, cash flow, operating income, cost management discipline and safety performance.

•	The Company’s performance relative to goals approved by the Committee.

•	Individual performance versus personal performance goals and contributions to Company performance.

•	Business climate, economic conditions and other factors.

•	Our controlling stockholder’s input.

The President develops pay recommendations for Company NEOs (other than himself) based on each NEO’s contribution to the Company’s return to shareholders, market data, the Company’s performance relative to goals approved by the Committee and individual performance versus personal goals. The Committee reviews and approves all compensation elements for the executive officers and sets the compensation of the President.

The Committee generally reviews tally sheets for the NEOs, modeling elements of compensation (base salary, annual cash incentive awards, short-term equity incentives, benefits and perquisites), which are utilized as the targeted overall compensation level.

Risk Analysis

The Committee analyzes risk with respect to the Company’s compensation programs on an annual basis. During fiscal year 2017, the Committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the Committee considered the following: (i) balanced performance targets, where no one metric is excessively weighted and executives receive a balance of long and short-term incentive opportunities; (ii) the Company’s “clawback” policy, as described under “Severance and Employment Agreements” below; (iii) performance metrics that are uniformly applied to executives; (iv) annual incentives that do not allow for unlimited payouts; and (vi) annual performance and bonus targets for divisional management that are measured and partially paid on a quarterly basis, withholding a significant portion of such bonus amounts for payment in subsequent quarters, with the goal of providing operating management with immediate incentive for superior performance, while simultaneously promoting employee retention and consideration of longer-term performance.

Fiscal Year 2017 and 2018 Compensation Decisions

Base Pay

The Committee evaluates the President’s performance annually in light of established corporate and personal goals and objectives. NEO salary levels and adjustments are recommended by the President and reviewed and approved by the Committee. Any changes in base salary for the President and the NEOs are based on responsibility, the external market for similar jobs, the individual’s current salary compared to the market and success in achieving business results.

Fiscal Year 2017 Base Pay

In December 2016, to reflect improving market conditions and Company performance, the Committee agreed to increase the salary levels of the President, the Chief Financial Officer, the General Counsel and the Senior Vice President, Operations, effective January 1, 2017, to $500,000, $340,000, $340,000 and $368,000, respectively. The employment of Mr. Santoni, the Senior Vice President — Operations, was terminated effective as of September 15, 2017 and that position has not been filled. Under the Company’s Executive Officer Severance Benefit Plan described under “Severance and Employment Agreements” below and Mr. Santoni’s Separation and Release Agreement entered into with the Company pursuant to the Executive Officer Severance Benefit Plan, Mr. Santoni is entitled to receive a continuation of his salary of $368,000 for twelve months from his termination date.

Fiscal Year 2018 Base Pay

In December 2017, the Committee agreed to increase the salary levels of the President, the Chief Financial Officer, and the General Counsel by approximately 2% each to $510,000, $347,000, and $347,000, respectively, for fiscal 2018, as a cost of living adjustment.

Annual Cash Incentive Awards

Fiscal Year 2017 Annual Incentive Plan

On December 7, 2016, the Committee approved the Annual Incentive Plan for fiscal year 2017 (the “2017 Plan”). The 2017 Plan provides for incentive compensation awards for certain key employees and officers of the Company, which are determined on a recipient-by-recipient basis based on specified performance criteria, with the maximum award payable set as a percentage of the recipient’s base salary. For NEOs, the Committee determines the maximum award payable, specified performance criteria and amount payable under each award, and for other key employees and officers of the Company, these determinations are made by senior management with the Committee approving an aggregate award amount for that group of employees and officers.

For fiscal year 2017, the awards for NEOs could be made either in cash, equity or a combination thereof, at the Committee’s discretion, and were based (1) 66.67% on achievement of the financial goal outlined below for fiscal year 2017 and (2) 33.33% on achievement of the personal goals outlined below for fiscal year 2017. Pursuant to the 2017 Plan, Mr. Lewey, Ms. McLauchlin, Ms. Makode and Mr. Santoni are eligible to receive target awards of between $0 and a maximum of $500,000 (100% of base salary), $204,000 (60% of base salary), $170,000 (50% of base salary), and $184,000 (50% of base salary), respectively, corresponding to the level of performance achieved with respect to the goals for fiscal year 2017, with the maximum award representing 100% performance with respect to the financial and personal goals outlined below. Under the Company’s Executive Officer Severance Benefit Plan described under “Severance and Employment Agreements” below and Mr. Santoni’s Separation and Release Agreement entered into with the Company pursuant to the Executive Officer Severance Benefit Plan, Mr. Santoni, whose employment terminated effective as of September 15, 2017, is entitled to receive his award under the 2017 Plan on a prorated basis reflecting the period of the fiscal year during which he served as an NEO. The Compensation Committee determined that it would not prorate his award given that Mr. Santoni served for substantially all of fiscal year 2017 and the impact of proration would therefore be de minimus.

The performance review of the NEOs was based upon the attainment of individual goals and objectives established as discussed below. The Committee had the sole discretion to increase or decrease the annual incentive award made to the President. The Committee had the right, in its sole discretion, to reduce or eliminate the amount otherwise payable based upon individual performance or any other factors the Committee deemed appropriate.

Fiscal Year 2017 Goals and Objectives

On December 7, 2016, the President recommended, and the Committee approved, the following goals and objectives to be used by the Committee when determining NEO awards under the 2017 Plan.

Financial Goals: Reflecting a primary focus on maintaining the Company’s profitability, financial performance measures for NEOs were based on fiscal year 2017 income from continuing operations before income taxes. This financial measure could be considered on an adjusted basis, in the sole discretion of the Committee, to reflect unusual items during the fiscal year.

Business/Personal Goals: The following business/personal goals and objectives were established for each NEO:

•	Robert W. Lewey

•	Ensure behavior consistent with established values of integrity and safety

•	Oversee acquisition program

•	Further development of the Company’s succession planning program

•	Further development of the Company’s strategic and capital plan and promotion of human capital investment program across the Company

•	Tracy A. McLauchlin

•	Support acquisition program

•	Develop financial and operational targets with divisional leadership

•	Ensure financial reporting integrity

•	Gail D. Makode

•	Further enhancement of the Company’s risk management program and framework

•	Lead governance and legal resources on strategic transactions

•	Promote a culture of integrity, ethics and compliance

•	Thomas E. Santoni

•	Oversight of and guidance to the Commercial & Industrial division

•	Manage new business platforms similar to the Commercial & Industrial division

•	Provide operational expertise to divisions and on strategic acquisitions

Fiscal Year 2017 Annual Incentive Plan Awards

Based on a review of fiscal year 2017 financial results, the Committee assessed the Company’s performance against the financial goal described above and determined that the Company recorded income from continuing operations before income taxes below the Company’s target, achieving 53% of the target fiscal year 2017 income from continuing operations before income taxes, as described in the table below. The Committee also considered the Company’s completion of three acquisitions and one asset disposition in accordance with the Company’s stated strategies, the increase in the Company’s debt capacity under its revolving credit facility, and the positive contributions to net income of the Company’s recent acquisitions. The Committee balanced these improvements against performance and project management issues experienced in the Commercial & Industrial division. The Committee therefore awarded each of Mr. Lewey, Ms. McLauchlin, Ms. Makode and Mr. Santoni 53% of the financial goals component of his or her maximum eligible award under the 2017 Plan, which component represented 66.67% of each of their overall maximum eligible awards.

	Target	Actual	Percentage of Target Achieved
Income from continuing operations before income taxes	35,391,000	18,805,000	53%

The Committee then assessed the performance of each of Mr. Lewey, Ms. McLauchlin, Ms. Makode and Mr. Santoni against their respective business/personal goals outlined above, which represented 33.33% of their maximum eligible awards, and determined to award each of them 75%, 85%, 95%, and 0% of the personal goals component of his or her maximum eligible award under the 2017 Plan. The Committee believes Mr. Lewey’s award reflects his strong performance against his personal goals, including development of the Company’s strategic and capital plan, management of the safety performance and human capital investments at the Company, and management of leadership transitions, along with the closing of the strategic transactions noted above in furtherance of the Company’s strategic goals, balanced against performance and project management issues experienced in the Commercial & Industrial division. The Committee likewise believes Ms. McLauchlin’s and Ms. Makode’s awards reflect their leadership in their respective areas of management, assistance in managing leadership transitions during the year and strong personal performance along with their contributions to the closing of the strategic transactions noted above in furtherance of the Company’s strategic goals, balanced against performance and project management issues experienced in the Commercial & Industrial division. The Committee did not award Mr. Santoni any portion of the personal goal component of his annual incentive award given his separation from the Company in September 2017 and his responsibility, prior to his separation, for managing the Commercial & Industrial division, which experienced performance and project management issues during the fiscal year. As a result, the Committee awarded annual cash incentive awards to Mr. Lewey of $301,121, to Ms. McLauchlin of $129,657, to Ms. Makode of $113,714, and to Mr. Santoni of $64,813, in each case, representing 60%, 64%, 67% and 35%, respectively, of his or her maximum eligible award under the 2017 Plan.

Fiscal Year 2018 Annual Incentive Plan

On December 6, 2017, the Committee approved the Annual Incentive Plan for fiscal year 2018 (the “2018 Plan”). As with the 2017 Plan, the 2018 Plan provides for incentive compensation awards for certain key employees and officers of the Company, which are determined on a recipient-by-recipient basis based on specified performance criteria, with the maximum award payable set as a percentage of the recipient’s base salary. For NEOs, the Committee determines the maximum award payable, specified performance criteria and amount payable under each award, and for other key employees and officers of the Company, these determinations are made by senior management, with the Committee approving an aggregate award amount for that group of employees and officers.

For fiscal year 2018, the awards for NEOs may be made either in cash, equity or a combination thereof, at the Committee’s discretion, and are based (1) 66.67% on achievement of the financial goal outlined below for fiscal year 2018 and (2) 33.33% on the achievement of the personal goals outlined below for fiscal year 2018. Pursuant to the 2018 Plan, Mr. Lewey, Ms. McLauchlin and Ms. Makode are eligible to receive target awards between $0 and a maximum of $510,000 (100% of base salary), $208,200 (60% of base salary), and $173,500 (50% of base salary), respectively, corresponding to the level of performance achieved with respect to these goals for fiscal year 2018, with the maximum award representing 100% performance with respect to the financial and personal goals outlined below. The Committee believes that there is a greater than 50% probability that the NEOs will receive the maximum available awards under the 2018 Plan.

The performance review of the NEOs is based upon the attainment of individual goals and objectives established as discussed below. The Committee has the sole discretion to increase or decrease the annual incentive award made to the President. The Committee has the right, in its sole discretion, to reduce or eliminate the amount otherwise payable based upon individual performance or any other factors the Committee deems appropriate.

Fiscal Year 2018 Goals and Objectives

On December 6, 2017, the President recommended, and the Committee approved, the following goals and objectives to be used by the Committee when determining awards under the 2018 Plan.

Financial Goal: Reflecting a primary focus on maintaining the Company’s profitability, the financial performance measure for NEOs is based on fiscal year 2018 income from continuing operations before income taxes. This financial measure may be considered on an adjusted basis, in the sole discretion of the Committee, to reflect unusual items during the fiscal year.

Business/Personal Goals: The following business/personal goals and objectives were established for each NEO:

•	Robert W. Lewey

•	Ensure behavior consistent with established values of integrity and safety

•	Oversee acquisition program

•	Further development of the Company’s succession planning program

•	Further development of the Company’s strategic and capital plan and promotion of human capital investment program across the Company

•	Tracy A. McLauchlin

•	Support acquisition program

•	Develop financial and operational targets with divisional leadership

•	Ensure financial reporting integrity

•	Gail D. Makode

•	Further enhancement of the Company’s risk management program and framework

•	Lead governance and legal resources on strategic transactions

•	Promote a culture of integrity, ethics and compliance

Short-Term Incentives

In addition to the annual cash incentive awards, the Company has in the past provided, and may from time to time in the future provide, discretionary equity or cash incentive awards for NEOs that have short-term or no time-based restrictions and that are based on achievement of significant strategic events, such as acquisitions, which the Committee believes will significantly impact the long-term performance of the Company.

The Committee did not award any short-term incentives to NEOs during fiscal year 2017.

Long-Term Incentives

In fiscal 2016, the Committee awarded performance-based, long-term equity incentives to NEOs and certain other holding company officers to incentivize performance consistent with the Company’s long-term strategic and financial objectives. In addition, in recent years, the Committee has awarded equity-based and other long-term incentive awards as an incentive and retention device in connection with specific events, such as new hires and promotions, including in connection with the appointment of Mr. Santoni to Senior Vice President, Operations during fiscal year 2016.

Performance-Based Phantom Stock Unit Grants and Performance Cash Units

October 2015 Grants

In October 2015, the Committee approved awards pursuant to the Company’s 2006 Equity Incentive Plan, as amended and restated in 2007 (the “2006 Equity Incentive Plan”), to certain officers, including each of its then current NEOs, of performance-based phantom stock units (the “Performance Units”). The following Performance

Units were awarded to NEOs at that time: 140,000 Performance Units to Mr. Lewey, 70,000 Performance Units to Ms. McLauchlin and 60,000 Performance Units to Ms. Makode.

Each Performance Unit represents a contractual right in respect of one share of the Company’s Common Stock. The Performance Units will generally become vested, if at all, upon the achievement of certain specified performance objectives and the continued performance of services through mid-December 2018 (the “Service Vesting Date”). To receive the full benefit of the Performance Units, the Company would have to achieve superior growth, over the applicable performance periods, in the Company’s net income before taxes (“NIBT”) and in the market value of the Company’s Common Stock above the grant date market value. The Committee authorized the grant of Performance Units to incent management to achieve these superior increases in the Company’s net income and stock price over the next three fiscal years.

The vesting of seventy-five percent (75%) of the Performance Units (the “NIBT Performance Units”) is subject to the achievement of specified levels of cumulative net income before taxes, as reported in the Company’s annual financial statements for each of fiscal years 2016, 2017 and 2018, but adjusted to exclude the effect of any extraordinary items and of the awards made as part of the Performance Unit program (the “Cumulative NIBT”), as follows:

Cumulative NIBT	Percentage of NIBT Performance Units Vested
Less than $70,000,000	0%
$70,000,000	33 1/3%
$73,000,000	66 2/3%
$76,000,000	100%

For achievement between the threshold and maximum levels of Cumulative NIBT, the percentage of the NIBT Performance Units that may become vested will be determined by mathematical interpolation. If Cumulative NIBT exceeds the maximum NIBT level, the Company may allocate 10% of the excess over the maximum NIBT level to a bonus pool to be allocated and payable to eligible officers and other key employees at the discretion of, and on such terms and conditions as shall be specified by, the Committee. The applicable performance objectives are quite challenging. To achieve even the threshold level of performance will require the Company to achieve significant increases in net income before taxes over the three-year performance period. Except in the event of death, disability and a change of control, or as otherwise provided under the Executive Officer Severance Benefit Plan described under “Severance and Employment Agreements” below, to vest in the NIBT Performance Units, the recipient must also remain continuously employed through the Service Vesting Date.

The remaining twenty-five percent (25%) of the Performance Units (the “Stock Price Units”) are subject to the achievement of specified stock price levels, as follows:

Highest Average Stock Price During the Measurement Period	Percentage of Stock Price Units Vested
Less than $14.00	0%
$14.00	33 1/3%
$16.00	66 2/3%
$18.00	100%

As reflected in the table above, a portion of the Stock Price Units will vest if the average closing prices of a share of our Common Stock during any period of 20 consecutive trading days ending after October 2, 2015 and on or before December 15, 2018 (the “Average Price”) at least equals $14.00. All of the Stock Price Units will vest (subject to employment through the Service Vesting Date) if the highest Average Price is at least $18.00. If the highest Average Price achieved in the measurement period is greater than $14.00, but less than $18.00, the portion of the Stock Price Units that can vest will be determined by mathematical interpolation. In the event of the occurrence of any transactions affecting the Company’s capital structure, the Committee will adjust the stated hurdles in a manner intended to prevent any enhancement or diminution of the rights and opportunities provided in respect of the Performance Units as a result of such event. As of September 30, 2017, the market conditions required as set forth above for vesting of the Stock Price Units have been achieved. Except in the event of death, disability and a change of control, or as otherwise provided under the Executive Officer Severance Benefit Plan described under “Severance and Employment Agreements” below, to vest in the Stock Price Units, the recipient must also remain continuously employed through the Service Vesting Date.

June 2016 Grant

In June 2016, in connection with Mr. Santoni’s appointment, the Committee recommended, and the Board approved, a grant under the Company’s Amended and Restated 2006 Equity Incentive Plan dated as of February 9, 2016 (the “Amended Equity Incentive Plan”) of (1) 20,000 Performance Units having similar terms to the October 2015 Performance Units granted, as further described below, and (2) 30,000 performance cash units, each representing a contractual right to receive $20 in cash (the “Cash Units”). Each of the Performance Units and the Cash Units will generally become vested, if at all, upon the achievement of certain specified performance objectives and Mr. Santoni’s continued performance of services through the Service Vesting Date.

Under the Company’s Executive Officer Severance Benefit Plan described under “Severance and Employment Agreements” below, and Mr. Santoni’s Separation and Release Agreement entered into with the Company pursuant to the Executive Officer Severance Plan, Mr. Santoni, whose employment terminated September 15, 2017, is entitled to the vesting of his Performance Units and Cash Units on their scheduled vesting date to the extent that performance criteria as outlined in the awards are determined by the Committee to have been met. The Committee will not make any such determination until approximately December 2018, when the awards are scheduled to vest. Any such awards for Mr. Santoni that vest will then be prorated to reflect the portion of the respective measurement period for each award during which he was employed, and the awards for Mr. Santoni will be paid when similar awards for the other NEOs are paid, which is expected to occur following the scheduled vesting dates for the awards.

For Mr. Santoni to receive the full benefit of the Performance Units and Cash Units (collectively, the “June 2016 Units”), less any applicable prorating due to his termination of employment, the Company would have to achieve superior growth over the applicable performance periods in the Company’s NIBT and in the market value of the Company’s Common Stock above the grant date market value. The performance metrics (including relative allocation of the June 2016 Units between the two sets of performance metrics) and vesting schedules of the June 2016 Units are substantially the same as those of the Performance Units awarded in October 2015 (the “October 2015 Units”). The only material differences between the June 2016 Units and the October 2015 Units are that (1) the performance periods applicable to the June 2016 Units began on June 6, 2016 (the “Grant Date”), whereas the performance periods applicable to the October 2015 Units began on October 2, 2015; and (2) with respect to the twenty-five percent (25%) of the Cash Units that vest subject to the achievement of specified stock price levels, such Cash Units will vest if the highest average closing price of a share of the Company’s Common Stock during any period of 20 consecutive trading days during the period beginning on the Grant Date and ending on December 15, 2018 is at least $20.00; however, if the highest such average price is below $20.00, none of such Cash Units will vest. As of September 30, 2017, the market conditions required as set forth above for vesting of the Cash Units and the Stock Price Units that form a part of Mr. Santoni’s Performance Units have been achieved.

Payment of any vested June 2016 Units will be made within 30 days following the date they become vested. Cash Units will be settled in cash. Performance Units will be settled in shares of Common Stock, unless, following the occurrence of a Change in Control, the Committee determines in its discretion to settle the Performance Units in cash based on the fair market value of the stock underlying the Performance Units at the date they become vested. As with the October 2015 Units, if the Company’s NIBT exceeds the maximum threshold during the applicable performance period, the Company may allocate 10% of the excess of the NIBT over the maximum NIBT threshold to a bonus pool to be allocated and payable to eligible officers and other key employees at the discretion of, and on such terms and conditions as shall be specified by, the Committee.

Long-Term Incentive Plan

While the Company maintains a Long-Term Incentive Plan (“LTIP”), it has not made grants under its LTIP since fiscal year 2011. While the Committee does not anticipate making grants under the LTIP in the near term, to the extent that new awards are granted under the LTIP, the Committee will establish in writing the performance goals for the next performance period, which may include any of the following performance criteria (either alone or in any combination) as the Committee may determine: return on net assets, sales, net asset turnover, cash flow, cash flow from operations, operating profit, net operating profit, income from operations, operating margin, net income margin, net income, return on total assets, return on gross assets, return on total capital, earnings per share, working capital turnover, economic value added, stockholder value added, enterprise value, receivables growth, earnings to fixed charges ratios, safety performance, customer satisfaction, customer service, or developing and/or implementing action plans or strategies. The foregoing criteria shall have any reasonable definitions that the Committee may specify at the time such criteria are adopted. Any such performance criterion or combination of such criteria may apply to a participant’s award opportunity in its entirety, or to any designated portion or portions of the award opportunity, as the Committee may specify.

Divisional Incentive Plans

In addition to the awards described above, during the portion of fiscal year 2017 that Mr. Santoni was employed with the Company, he participated in the IES Commercial & Industrial division’s management incentive plan (“C&I MIP”) bonus pool, which is calculated on a quarterly basis based on the operating income and cash flow of the division for that fiscal quarter. Mr. Santoni’s participation in the bonus pool was set at 25% of the bonus pool for fiscal year 2017. His participation in the IES C&I MIP bonus pool correlated to the oversight that he provided IES Commercial & Industrial during fiscal year 2017 following his appointment to his current role. For fiscal year 2017, Mr. Santoni also participated in the STR Mechanical, LLC (“STR”) MIP bonus pool (together with the C&I MIP, the “MIP”) which is calculated on a quarterly basis based on the operating income and cash flow of the STR business for that fiscal quarter, with his participation set at 75% of the bonus pool, as a result of his ongoing involvement in overseeing that business as a part of the operations of IES Commercial & Industrial. Under the Company’s Executive Officer Severance Benefit Plan described under “Severance and Employment Agreements” below and Mr. Santoni’s Separation and Release Agreement entered into with the Company pursuant to the Executive Officer Severance Benefit Plan, Mr. Santoni, whose employment terminated September 15, 2017, is entitled to receive his MIP awards for the fourth quarter on a prorated basis reflecting the period of the fiscal quarter during which he served in his role. The Compensation Committee determined that it would not prorate his MIP awards given that Mr. Santoni served for substantially all of the fiscal quarter and the impact of proration would therefore be de minimus.

401(k) and Deferred Compensation Plan

The Company provides all employees the opportunity to participate in one of several 401(k) plans, which vary by division. Under the Company’s largest 401(k) plan, the IES Holdings, Inc. Retirement Savings Plan (the “401(k) Plan”), the Company matches 30% of the first 5% that an employee contributes to the 401(k) Plan on a pre-tax basis, and for calendar year 2018 expects to continue the same level of match. However, in order for the 401(k) Plan to comply with nondiscrimination requirements of Section 401(k) of the Internal Revenue Code, highly compensated employees (“HCEs”) are generally subject to a contribution limit in the range of 4-6% of their base annual earnings.

In order to further assist NEOs and certain other HCEs in saving for retirement, the Company also historically provided an elective Deferred Compensation Plan. The Deferred Compensation Plan allowed participants to voluntarily defer the receipt of salary (maximum deferral of 75%) and earned annual incentive awards (maximum deferral of 75%). In October 2007, the Committee amended the Deferred Compensation Plan to provide a Company matching component effective for deferrals made beginning January 1, 2008 for selected employees, which included the NEOs. Each participant who elected to make deferrals of eligible compensation to the Deferred Compensation Plan was eligible to receive a matching contribution equal to 25% of the first 10% of a participant’s annual base salary deferrals into the Deferred Compensation Plan. Effective February 15, 2009, the Company instituted a suspension of the employer matching contribution to the IES Deferred Compensation Plan as part of its cost cutting initiatives. The Deferred Compensation Plan has not received contributions since December 31, 2011.

Details about NEO participation in the Deferred Compensation Plan and accumulated balances are presented under “Nonqualified Deferred Compensation” below. The NEOs’ accumulated balances, if any, disclosed under “Nonqualified Deferred Compensation” represent voluntary deferrals of earned compensation, not matching contributions by the Company.

Other Benefits

During fiscal year 2017, no perquisites were provided by the Company to an NEO. An item is not a perquisite if it is integrally and directly related to the performance of the executive’s duties. An item is a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for the convenience of the Company, unless it is generally available on a non-discriminatory basis to all employees.

The Committee annually reviews the perquisites and additional benefits, if any, provided to executive officers as part of their overall review of executive compensation. Details about the 401(k) Plan and the Deferred Compensation Plan, including the fiscal year 2017 cost to the Company, are shown in the “All Other Compensation” column of the “Summary Compensation Table” and in the accompanying narrative. Because no perquisite was paid to any NEO during fiscal year 2017, perquisites are not quantified in the “Summary Compensation Table” and “All Other Compensation” table below.

Executive Stock Ownership Guidelines

In November 2015, the Board, upon the Committee’s recommendation, discontinued the formal stock ownership guidelines for the Company’s executive officers, including the NEOs. The Board believes its annual review of each executive’s compensation and stock ownership levels, and short and long-term equity incentive programs, are sufficient to ensure that executives maintain a meaningful economic stake in the Company.

TAX CONSIDERATIONS

Deductibility Cap on Executive Compensation

Under the U.S. federal income tax law, the Company cannot take a tax deduction for certain compensation paid in excess of $1 million to our executive officers. The Committee considers tax implications to the Company as one of many factors in its compensation decisions and attempts to structure compensation and awards to preserve tax deductibility. The Committee may choose, however, to provide compensation that may not be deductible if it believes such payments are necessary to achieve our compensation objectives and to protect stockholder interests.

Golden Parachute Taxes

Under certain circumstances, payments received by our executive officers as a result of a change in control may be subject to excise taxes and may not be fully deductible. The Committee considered the possible effects of these taxes in developing the Executive Officer Severance Benefit Plan described under “Severance and Employment Agreements” below.

Section 409A

During fiscal year 2017, the Committee continued to monitor its compliance with Internal Revenue Code Section 409A, which was enacted as part of the American Jobs Creation Act of 2004. Section 409A imposes additional limitations on non-qualified deferred compensation plans in order to ensure their full compliance with the Act. The Company believes all of its benefit plans substantially conform to the requirements of Section 409A.

PAYMENTS UPON A CHANGE IN CONTROL

For information concerning payments upon the termination of the NEOs, including upon certain triggering events, please see “Severance and Employment Agreements” below. In addition to the severance related matters discussed below, the Performance Units and Cash Units granted during fiscal year 2016 (collectively, the “2016 Units”), have special vesting provisions which will apply if, prior to the Service Vesting Date, there is a change in control of the Company (as defined in the Company’s 2006 Equity Incentive Plan in effect at the time of the grant). If, following the occurrence of a change in control, the Performance Units or Cash Units, as applicable, will relate to a class of stock that is publicly traded on an established U.S. securities market (a “Publicly Traded Stock”), then the performance conditions with respect to such 2016 Units that will relate to such Publicly Traded Stock will be waived, and such 2016 Units will be subject only to the continued employment conditions otherwise applicable to such 2016 Units. In addition, such 2016 Units will become fully vested if the officer’s employment is terminated following the change in control (i) by the Company other than for cause or (ii) by the officer for good reason. If the Performance Units or Cash Units, as applicable, will not relate to a Publicly Traded Stock following the occurrence of a change in control, then such 2016 Units that do not relate to a Publicly Traded Stock will vest in full upon the occurrence of the change in control.

HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT

The Committee believes that the executive compensation and policies provide the necessary incentives to properly align executive performance and the interests of the stockholders.

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Human Resources and Compensation Committee

Joseph L. Dowling III, Chairman

Todd M. Cleveland

Donald L. Luke

2017 SUMMARY COMPENSATION TABLE

The following table displays the total compensation earned by the NEOs in fiscal years 2015, 2016 and 2017.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Robert W. Lewey(4)	2017	493,750	—	—	—	301,121	5,400	800,271
President	2016	468,750	—	887,950	—	475,000	3,550	1,835,250
	2015	471,875	—	198,750	39,400	450,000	2,775	1,162,800

Tracy A. McLauchlin(5)	2017	333,750	—	—	—	129,657	4,928	468,335
Senior Vice President &	2016	311,250	—	443,975	—	157,500	3,263	915,988
Chief Financial Officer	2015	272,500	—	166,600	5,655	150,000	1,580	596,335

Gail D. Makode(6)	2017	336,250	—	—	—	113,714	4,172	454,136
Senior Vice President &	2016	318,750	—	380,550	—	162,500	3,578	865,378
General Counsel	2015	300,000	—	87,100	19,700	150,000	2,385	559,185

Thomas E. Santoni(7)	2017	359,326	—	—	—	147,761	743,888	1,250,975
Senior Vice President,	2016	342,372	—	258,000	—	414,920	15,253	1,078,470
Operations	2015	—	—	—	—	—	—	—

(1)	These columns represent the aggregate grant date fair value of restricted Common Stock awards and stock option awards granted during the applicable fiscal years, computed in accordance with FASB ASC Topic 718. With respect to stock options, the grant date fair value under FASB ASC Topic 718 has been calculated using the binomial option pricing model. Assumptions used in the calculation of these amounts are included in footnote 11 to our audited financial statements for the fiscal year ended September 30, 2017 included in our Annual Report on Form 10-K filed with the SEC on December 8, 2017.

(2)	Amounts in this column include annual cash incentive awards under the Annual Incentive Plans for fiscal years 2017, 2016, and 2015, other than Mr. Santoni’s award under the 2017 Plan, which is included in the “All Other Compensation” column. In addition, for Mr. Santoni, amounts include quarterly payments under the divisional MIP bonus pools, as described under “Compensation Disclosure and Analysis–Long-Term Equity Incentives–Divisional Incentive Plans” above, which for fiscal year 2016 totaled $371,170 and for fiscal year 2017, totaled $147,761. Under the Company’s Executive Officer Severance Benefit Plan described under “Severance and Employment Agreements” below, and Mr. Santoni’s Separation and Release Agreement entered into with the Company pursuant to the Executive Officer Severance Benefit Plan, Mr. Santoni, whose employment terminated September 15, 2017, was entitled to receive prorated portions of his annual cash incentive award and MIP awards for fiscal 2017 on terms described under “Severance and Employment Agreements” below; however, the Committee determined it would not prorate Mr. Santoni’s annual cash incentive award or his MIP awards given that he served for substantially all of the fiscal year and the impact of proration would therefore be de minimus.

(3)	“All Other Compensation” for fiscal year 2017 is detailed in the “All Other Compensation” Table below.

(4)

On January 14, 2015, Mr. Lewey received a grant of 10,000 stock options which vested in their entirety on January 14, 2017 (grant date fair value of $39,400). On May 12, 2015, Mr. Lewey received a stock award of 25,000 shares of restricted Common Stock which vest in thirds on May 12, 2016, May 12, 2017 and May 12, 2018 (grant date fair value of $198,750). On October 2, 2015, Mr. Lewey received a grant of 140,000 Performance Units which are due to vest in mid-December 2018, subject to the completion of certain performance conditions (grant date fair value of $887,950). The grant date value of the NIBT Performance Units is calculated based on the grant date closing share price of the Company’s common stock of $7.41 per share. The grant date value of the Stock Price Units is calculated based on a fair value of $3.14 per share calculated using a Monte Carlo simulation valuation performed as of the date of grant. The grant date value of the Performance Units assumes that the maximum number of both the NIBT Performance Units and the Stock Price Units vest.

(5)	On February 2, 2015, Ms. McLauchlin received a grant of 1,500 stock options which vested in their entirety on February 2, 2017 (grant date fair value of $5,655). On April 1, 2015, Ms. McLauchlin received a stock award of 10,000 shares of restricted Common Stock which vest in their entirety on April 1, 2018 (grant date fair value of $87,100). On May 12, 2015, Ms. McLauchlin received a stock award of 10,000 shares of restricted Common Stock which vest in thirds on May 12, 2016, May 12, 2017 and May 12, 2018 (grant date fair value of $79,500). On October 2, 2015, Ms. McLauchlin received a grant of 70,000 Performance Units which are due to vest in mid-December 2018, subject to the completion of certain performance conditions (grant date fair value of $443,975). The grant date value of the NIBT Performance Units is calculated based on the grant date closing share price of the Company’s common stock of $7.41 per share. The grant date value of the Stock Price Units is calculated based on a fair value of $3.14 per share calculated using a Monte Carlo simulation valuation performed as of the date of grant. The grant date value of the Performance Units assumes that the maximum number of both the NIBT Performance Units and the Stock Price Units vest

(6)	On January 14, 2015, Ms. Makode received a grant of 5,000 stock options which vested in their entirety on January 14, 2017 (grant date fair value of $19,700). On April 1, 2015, Ms. Makode received a stock award of 10,000 shares of restricted Common Stock which vest in their entirety on April 1, 2018 (grant date fair value of $87,100). On October 2, 2015, Ms. Makode received a grant of 60,000 Performance Units which are due to vest in mid-December 2018, subject to the completion of certain performance conditions (grant date fair value of $380,550). The grant date value of the NIBT Performance Units is calculated based on the grant date closing share price of the Company’s common stock of $7.41 per share. The grant date value of the Stock Price Units is calculated based on a fair value of $3.14 per share calculated using a Monte Carlo simulation valuation performed as of the date of grant. The grant date value of the Performance Units assumes that the maximum number of both the NIBT Performance Units and the Stock Price Units vest.

(7)	On June 6, 2016, Mr. Santoni received a grant of 20,000 Performance Units which are due to vest in mid-December 2018, subject to the completion of certain performance conditions (grant date fair value of $258,000). The grant date value of the NIBT Performance Units is calculated based on the grant date closing share price of the Company’s common stock of $15.07 per share. The grant date value of the Stock Price Units is calculated based on a fair value of $6.39 per share calculated using a Monte Carlo simulation valuation performed as of the date of grant. The grant date value of the Performance Units assumes that the maximum number of both the NIBT Performance Units and the Stock Price Units vest. Under the Company’s Executive Officer Severance Benefit Plan described under “Severance and Employment Agreements” below, and Mr. Santoni’s Separation and Release Agreement entered into with the Company pursuant to the Executive Officer Severance Benefit Plan, Mr. Santoni, whose employment terminated September 15, 2017, was entitled to the prorated vesting of certain equity awards, including stock awards of shares of restricted Common Stock, as well as waiver of the service condition for vesting of the Performance Units, as further described under “Severance and Employment Agreements” below. Pursuant to the Executive Officer Severance Benefit Plan, Mr. Santoni’s Performance Units are due to vest only to the extent performance objectives are ultimately achieved and will then be pro-rated based on the percentage of the performance period for which Mr. Santoni was actively employed by the Company.

ALL OTHER COMPENSATION

The table below details the compensation information found in the Summary Compensation Table under the “All Other Compensation” column.

Name and Principal Position	Auto Allowance ($)	Commuting Expenses ($)	Executive Wellness Physical ($)	401(k) Company Match ($)	Deferred Compensation Company Match ($)	Other ($)(1)	Total ($)
Robert W. Lewey	—	—	—	4,500	—	900	5,400
Tracy A. McLauchlin	—	—	—	4,028	—	900	4,928
Gail D. Makode	—	—	—	3,272	—	900	4,172
Thomas E. Santoni	—	—	—	1,028	—	742,860	743,888

(1)	For Mr. Santoni, this column reflects severance payments due to him as a result of his termination effective September 15, 2017, pursuant to the Company’s Executive Officer Severance Benefit Plan and the Separation and Release Agreement he entered into with the Company in connection therewith, as described further under “Severance and Employment Agreements” below. Pursuant to those agreements, Mr. Santoni’s severance payments include the following amounts reflected in this column: one year of salary continuation at a salary level of $368,000; an annual incentive award pursuant to the 2017 Plan, which, as established by the Committee, equals $64,813; $12,183 under his MIP awards that were payable after his separation date as well as a de minimus portion of his MIP award for the fourth quarter of fiscal 2017 that he received as a result of the Committee’s decision not to prorate the fourth quarter award; health care benefits equal to $18,781; outplacement services equal to $20,000; $182,325 representing the prorated value of 12,500 shares of restricted Common Stock that were granted to Mr. Santoni on April 1, 2015, of which 10,243 shares vested on an accelerated basis on September 28, 2017 ($17.80 per share); as well as a waiver of the service condition for vesting of the June 2016 Units, such that upon vesting of the awards, Mr. Santoni will be entitled to receive the portion of any such award for which the performance condition has been met. With respect to his Cash Units, the performance condition for the Stock Price Units that form 25% of the award has been met; hence the prorated value of the Stock Price Unit portion of Mr. Santoni’s Cash Units, which equals $75,894, has been included in this column. The grant date value of Mr. Santoni’s Performance Units is reflected in his compensation for fiscal 2016 in the 2017 Summary Compensation Table. Pursuant to the Executive Officer Severance Benefit Plan, Mr. Santoni’s June 2016 Units are due to vest only to the extent performance objectives are ultimately achieved and will then be pro-rated based on the percentage of the performance period for which Mr. Santoni was actively employed by the Company.

GRANTS OF PLAN BASED AWARDS TABLE

There were no equity grants made to an NEO under a Company plan in fiscal year 2017.

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END

The following table sets forth specific information with respect to unexercised options, unvested Common Stock and equity incentive plan awards outstanding as of September 30, 2017 for each NEO.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Weighted Average Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have not Vested ($)(1)
Name	Exercisable	Unexercisable
Robert W. Lewey(2)	5,000	—	7.27	1/14/25	8,334	144,178
Tracy A. McLauchlin(3)	—	—	—	—	13,334	230,678
Gail D. Makode(4)	12,500	—	5.76	5/01/23	10,000	173,000
	5,000	—	7.27	1/14/25	—	—
Thomas E. Santoni(5)	1,500	—	7.21	12/15/17	—	—

(1)	Closing share price on September 30, 2017 was $17.30.

(2)	Includes 8,334 shares of restricted stock which vest on May 12, 2018. On January 14, 2015, Mr. Lewey received a grant of 10,000 stock options which vested in their entirety on January 14, 2017 (grant date fair value of $39,400), of which 5,000 remained unexercised as of September 30, 2017.

(3)	On April 1, 2015, Ms. McLauchlin received a stock award of 10,000 shares of restricted Common Stock (grant date fair value of $87,100) which vests in full on April 1, 2018. On May 12, 2015, Ms. McLauchlin received a stock award of 10,000 shares of restricted Common Stock (grant date fair value of $79,500), of which 3,333 vested on May 12, 2016, 3,333 vested on May 12, 2017 and the remaining shares will vest on May 12, 2018.

(4)	On April 1, 2015, Ms. Makode received a stock award of 10,000 shares of restricted Common Stock (grant date fair value of $87,100) which vest in their entirety on April 1, 2018. On May 1, 2013, Ms. Makode received a grant of 25,000 stock options which vested in their entirety on May 1, 2015, of which 12,500 remained unexercised as September 30, 2017. On January 14, 2015, Ms. Makode received a grant of 5,000 stock options which vested in their entirety on January 14, 2017 (grant date fair value of $19,700).

(5)	On February 2, 2015, Mr. Santoni received a grant of 1,500 stock options which vested in their entirety on February 2, 2017 (grant date fair value of $5,655). On April 1, 2015, Mr. Santoni received a stock award of 12,500 shares of restricted Common Stock (grant date fair value of $108,875) which were scheduled to vest in their entirety on April 1, 2018. Under the Company’s Executive Officer Severance Benefit Plan described under “Severance and Employment Agreements” below, and Mr. Santoni’s Separation and Release Agreement entered into with the Company pursuant to the Executive Officer Severance Benefit Plan, Mr. Santoni was entitled to the vesting of this stock award following his termination on September 15, 2017 on a prorated basis reflecting the portion of the scheduled vesting period during which he was employed. As such, 10,243 shares of restricted Common Stock under the award vested on September 28, 2017. Upon his termination of employment, the option expiration date of Mr. Santoni’s vested options was accelerated from February 2, 2025 to December 15, 2017, pursuant to the terms of the option award agreement under which the options were granted.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2017

The following table sets forth, on an aggregate basis, specific information with respect to each vesting of stock, including restricted stock, restricted Common Stock units and similar instruments, as well as exercise of stock options, for each NEO during fiscal year 2017.

	Stock Awards		Options Exercised
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of Options Exercised (#)	Value Realized on Exercise ($)(1)
Robert W. Lewey(2)	8,333	138,744	13,000	211,510
	—	—	5,000	41,400
Tracy A. McLauchlin(3)	5,833	106,744	1,500	12,510
Gail D. Makode	—	—	—	—
Thomas E. Santoni(4)	10,243	182,325	—	—

(1)	Values noted in this column are calculated by determining the difference between the market price of the underlying shares of Common Stock on the exercise date and the exercise price the options, multiplied by the number of options exercised. The actual value realized by each of our NEOs after the exercise of the options is further detailed in the footnotes below.

(2)	On May 12, 2017, Mr. Lewey vested 8,333 shares of restricted stock ($16.65 per share). On December 13, 2016, Mr. Lewey exercised on a cashless basis 13,000 stock options that had been granted pursuant to the 2006 Equity Incentive Plan, at an exercise price of $5.76 per share, and then disposed of the shares in multiple transactions at prices ranging from $21.55 to $22.95 per share inclusive, with a weighted price of $22.03 per share for shares sold. On May 22, 2017, Mr. Lewey exercised 5,000 stock options that had been granted pursuant to the 2006 Equity Incentive Plan, at an exercise price of $7.27 per share.

(3)	On December 5, 2016, Ms. McLauchlin vested 2,500 shares of restricted stock ($20.50 per share). On May 12, 2016, Ms. McLauchlin vested 3,333 shares of restricted stock ($16.65 per share). On May 22, 2017, Ms. McLauchlin exercised 1,500 stock options that had been granted pursuant to the 2006 Equity Incentive Plan, at an exercise price of $7.21 per share.

(4)	On April 1, 2015, Mr. Santoni received a stock award of 12,500 shares of restricted Common Stock (grant date fair value of $108,875) which were scheduled to vest in their entirety on April 1, 2018. Under the Company’s Executive Officer Severance Benefit Plan described under “Severance and Employment Agreements” below, and Mr. Santoni’s Separation and Release Agreement entered into with the Company pursuant to the Executive Officer Severance Benefit Plan, Mr. Santoni was entitled to the vesting of this stock award following his termination on September 15, 2017 on a prorated basis reflecting the portion of the scheduled vesting period during which he was employed. As such, 10,243 shares of restricted Common Stock under the award vested on September 28, 2017 ($17.80 per share).

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Robert W. Lewey	—	—	—	—	5,698
Tracy A. McLauchlin	—	—	—	—	—
Gail D. Makode	—	—	—	—	—
Thomas E. Santoni	—	—	—	—	—

In order to further assist NEOs and certain other executives in saving for retirement, the Company also historically provided an elective Deferred Compensation Plan. The Deferred Compensation Plan allowed participants to voluntarily defer the receipt of salary (maximum deferral of 75%) and earned annual incentive awards (maximum deferral of 75%). The Deferred Compensation Plan has not received contributions since December 31, 2011. For additional information on the Deferred Compensation Plan, please see “Compensation Discussion and Analysis-401(k) and Deferred Compensation Plan” above.

SEVERANCE AND EMPLOYMENT AGREEMENTS

Introduction

All NEOs are subject to the Company’s Executive Officer Severance Benefit Plan (the “Severance Plan”). The Committee annually reviews the Severance Plan to determine its continuing need as well as the amount and nature of compensation potentially payable thereunder. In January 2016, the Severance Plan was amended and restated to include a noncompetition and nonsolicitation provision.

When executive positions become available, we may search for potential replacements not only within the Company but also in the marketplace, with the assistance of placement firms. Since prospective candidates from outside the Company are often already employed, they must be recruited and the total compensation offered must satisfy the need to incentivize and reward the individual. Additionally, we find that, in light of variable economic conditions, prospective executives are often also looking for an element of security, which will ensure a source of income in the event that their employment is terminated without Cause (as defined in the Severance Plan).

The risk of unemployment is heightened in the event of a Change of Control (as defined in the Severance Plan) of the Company, since the limited number of executive positions often results in terminations due to non-cost effective duplication. Thus, in order for the Company to recruit the best possible executives, the Severance Plan provides for the mutual benefit of the Company and the executive. Income, under the Severance Plan, is comprised of the same elements of compensation as the Company’s ongoing compensation program discussed above, which includes base salary, annual cash incentives, equity incentives, benefits and, in certain circumstances, perks such as car allowances.

The Severance Plan also includes a “clawback” provision which permits the Company, in the event the Dodd-Frank Wall Street Reform and Consumer Protection Act requires an executive to repay the Company “erroneously awarded” amounts of incentive compensation, to recoup such amount by reducing the severance pay or benefit otherwise due the executive under the Severance Plan.

The following information provides more detail concerning the specific terms and conditions of the Severance Plan and describes the approximate value of the payments to be received by each of the NEOs in the event of a qualifying termination or death or disability under the Severance Plan. The actual amounts to be paid can only be determined at the time of an executive’s separation from the Company. Thus, as disclosed herein, the amounts of compensation payable to Mr. Lewey and Mmes. McLauchlin and Makode assume that such terminations were effective as of September 30, 2017 and include amounts earned through such time. Mr. Santoni entered into a Separation and Release Agreement pursuant to the Severance Plan effective September 20, 2017 with respect to his termination of employment, which was effective on September 15, 2017. The amounts of compensation payable to him as reflected in the table below reflect the severance payments payable to him pursuant to the Severance Plan (payment of which was conditioned upon his timely execution and non-revocation of the Separation and Release Agreement), assuming he elects to continue his health coverage under the Company’s group health plan pursuant to COBRA (and continues such coverage for twelve months) and outplacement services pursuant to the Separation and Release Agreement.

Name	Termination Without Cause or For Good Reason After Change in Control ($)(1)	Termination Without Cause or For Good Reason Prior to Change in Control ($)	Death or Disability ($)
Robert W. Lewey, President
Bonus for year of Separation(2)	1,000,000	301,121	301,121
Cash Severance(3)	1,000,000	500,000	-0-
Unvested and Accelerated Stock Options(4)	-0-	-0-	-0-
Unvested and Accelerated Restricted Stock(5)	144,178	144,178	144,178
Unvested and Accelerated Performance Units(6)	2,422,000	1,588,468	1,588,468
Executive Outplacement Assistance(8)	20,000	20,000	-0-
Health Care Benefits(9)	18,781	18,781	18,781

Total	4,604,959	2,572,548	2,052,548
Tracy A. McLauchlin, Senior Vice President and Chief Financial Officer
Bonus for year of Separation(2)	408,000	129,657	129,657
Cash Severance(3)	680,000	340,000	-0-
Unvested and Accelerated Stock Options(4)	-0-	-0-	-0-
Unvested and Accelerated Restricted Stock(5)	230,678	230,678	230,678
Unvested and Accelerated Performance Units(6)	1,211,000	794,234	794,234
Executive Outplacement Assistance(8)	20,000	20,000	-0-
Health Care Benefits(9)	18,781	18,781	18,781

Total	2,568,459	1,533,350	1,173,350
Gail D. Makode, Senior Vice President, General Counsel and Secretary
Bonus for year of Separation(2)	340,000	113,714	113,714
Cash Severance(3)	680,000	340,000	-0-
Unvested and Accelerated Stock Options(4)	-0-	-0-	-0-
Unvested and Accelerated Restricted Stock(5)	173,000	173,000	173,000
Unvested and Accelerated Performance Units(6)	1,038,000	680,772	680,772
Executive Outplacement Assistance(8)	20,000	20,000	-0-
Health Care Benefits(9)	18,781	18,781	18,781

Total	2,269,781	1,346,267	986,267
Thomas E. Santoni, Senior Vice President, Operations
Bonus for year of Separation(2)	368,000	64,813	64,813
Cash Severance(3)	736,000	368,000	-0-
Unvested and Accelerated Stock Options(4)	-0-	-0-	-0-
Unvested and Accelerated Restricted Stock(5)	177,204	177,204	177,204
Unvested and Accelerated Performance Units(6)	346,000	186,840	186,840
Unvested and Accelerated Cash Units(7)	600,000	324,000	324,000
Executive Outplacement Assistance(8)	20,000	20,000	-0-
Health Care Benefits(9)	18,781	18,781	18,781

Total	2,265,985	1,159,638	771,638

(1)	Termination by the Company without Cause or by the covered executive for Good Reason, in either case, on or within 12 months following a Change in Control event.

(2)

Prior to a Change in Control, the amount of any annual bonus is as determined by the Compensation Committee and payable at the same time that annual bonuses for such fiscal year are paid to other similar executives of the Company. On or after a Change in Control, a lump sum payment equal to two (2) times the greater of the most recent (i) annual bonus paid to the covered executive or (ii) covered executive’s annual bonus opportunity, payable on the sixtieth (60th) day following termination. The annual bonus opportunities for Messrs. Lewey and Santoni and Mmes. McLauchlin and Makode are calculated in accordance with the 2017 Plan.

(3)	Prior to a Change in Control, continued payment of base salary then in effect for 12 months immediately following the date of termination. On or after a Change in Control, continued payment of base salary then in effect for 24 months immediately following the date of termination.

(4)	Reflects the value of unvested stock options held on September 30, 2017 that would experience accelerated vesting due to termination of employment.

(5)	Reflects the value of unvested shares of restricted Common Stock held on September 30, 2017 that would experience accelerated vesting due to termination of employment.

(6)	Reflects the value of unvested Performance Units held on September 30, 2017 that would experience accelerated vesting due to termination of employment. If the covered officer’s employment is terminated after a “Change in Control” (as defined in the 2006 Equity Incentive Plan in effect at the time of the grant) that occurs prior to the Service Vesting Date, then the Performance Units will become fully vested. In the event of termination of employment prior to a Change in Control or as the result of death or disability, the unvested Performance Units will vest on a pro-rated basis based on the percentage of the performance period for which the covered executive was actively employed by the Company and only to the extent performance objectives were ultimately achieved. The value of the Performance Units is calculated assuming performance objectives are ultimately achieved. In Mr. Santoni’s case, the value of the Performance Units is calculated on a prorated basis reflecting his termination date of September 15, 2017.

(7)	Reflects the value of unvested Cash Units held on September 30, 2017 that would experience accelerated vesting due to termination of employment. If the covered officer’s employment is terminated after a “Change in Control” (as defined in the 2006 Equity Incentive Plan in effect at the time of the grant) that occurs prior to the Service Vesting Date, then the Cash Units will become fully vested. In the event of termination of employment prior to a Change in Control or as the result of death or disability, the unvested Cash Units will vest on a pro-rated basis based on the percentage of the performance period for which the covered executive was actively employed by the Company and only to the extent performance objectives were ultimately achieved. The value of the Cash Units is calculated assuming performance objectives are ultimately achieved. In Mr. Santoni’s case, the value of the Cash Units is calculated on a prorated basis reflecting his termination date of September 15, 2017.

(8)	Reflects the approximate cost of outplacement services for 12 months following termination, not to exceed $20,000.

(9)	Reflects the approximate cost to provide health care continuation benefits to the covered executive and his or her eligible dependents under COBRA for 12 months following termination, though if the covered executive’s COBRA coverage terminates earlier, the actual cost would likely be less.

DEFINITIONS

The following definitions are used in the Severance Plan described above, except as where otherwise indicated below.

“Cause” means (i) the executive’s gross negligence in the performance or intentional nonperformance of any of the executive’s material duties and responsibilities to the Company or a participating affiliate; (ii) the executive’s dishonesty, theft, embezzlement or fraud with respect to the business, property, reputation or affairs of the Company or a participating affiliate; (iii) the executive’s conviction of, or a plea of other than not guilty to, a felony or a misdemeanor involving moral turpitude; (iv) the executive’s confirmed drug or alcohol abuse that materially affects the executive’s service or violates the Company’s or a participating affiliate’s drug or alcohol abuse policy; (v) the executive’s violation of a material Company or a participating affiliate’s personnel or similar policy, such policy having been made available to the executive by the Company or a participating affiliate; or (vi) the executive’s having committed any material violation of any federal or state law regulating securities (without having relied on the advice of the Company’s attorney) or having been the subject of any final order, judicial or administrative, obtained or issued by the SEC, for any securities violation involving fraud, including, without limitation, any such order consented to by the executive in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied.

“Good Reason” in the Severance Plan is essentially defined as:

•	Any material reduction in his position, authority or Base Salary,

•	Any relocation of the Company’s corporate office that is more than 50 miles from his primary location of work, or

•	The Company’s breach of a material term of the agreement.

All of the above are valid reasons only if the Company fails to cure such event within 30 days after receipt from him of written notice of the event which constitutes Good Reason and he must give the Company written notice of the event by the 60th day following its occurrence.

A “Change in Control” is defined in the Severance Plan as follows:

•

Any person or persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act, other than Tontine, the Company or any subsidiary, shall beneficially own (as defined in Rule 13d-3 of the Exchange Act) directly or indirectly, at least 50% of the ordinary voting power of all classes of capital stock of the Company entitled to vote generally in the election of the Board, or

•

Current directors shall cease for any reason to constitute at least a majority of the members of the Board (Current Directors means, as of the date of determination, any person who (i) was a member of the Board on the date that the Company’s Joint Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code became effective or (ii) was nominated for election or was elected by the Board with the affirmative vote of a majority of the current directors who were members of the Board at the time of such nomination or election) or at any meeting of stockholders of the Company called for the purpose of electing directors, a majority of the persons nominated by the Board for election as directors shall fail to be elected; or

•	The consummation of a sale, lease, exchange or other disposition in one transaction or a series of transactions of all or substantially all of the assets of the Company.

•

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

DIRECTOR COMPENSATION

Directors who are officers of the Company or any of its subsidiaries do not receive a retainer or fees for service on the Board or any committees. Mr. David Gendell, who became an employee of the Company in November 2017, but not an officer of the Company, continues to receive a Board retainer and fees. Each non-officer director receives a $40,000 annual retainer (the “Annual Retainer”), paid in quarterly installments after the annual stockholders’ meeting, as well as the following additional retainers for committee and committee Chairman service, which are also paid in quarterly installments: each director receives $5,000 annually for each committee on which the director serves other than as Chairman, the Chairmen of the Human Resources and Compensation Committee and the Nominating/Governance Committee each receive $10,000 annually, and the Chairman of the Audit Committee receives $25,000 annually.

In addition to the annual retainers described above, upon his or her election or re-election to the Board at an annual stockholders’ meeting, each director receives a $25,000 grant (the “Annual Meeting Grant”), paid quarterly, for his or her subsequent periods of service on the Board, provided that he or she is re-elected at subsequent annual stockholders’ meetings.

During the first quarter of each fiscal year, each director is provided the opportunity to elect, in respect of his or her compensation for his or her services rendered in the following calendar year, whether to receive the combined amount of his or her Annual Retainer, the value of the Annual Meeting Grant and any additional retainer payable for serving on, or as Chairman of, a committee of the Board (the “Total Annual Compensation”), in whole or in part, in (i) cash, (ii) fully vested shares of Common Stock, or (iii) phantom stock units issued pursuant to the 2006 Equity Incentive Plan, as it may be amended and restated from time to time, that convert to shares of Common Stock on the date the director leaves the Board for any reason (“Director PSUs”).

For fiscal year 2017, following the 2017 Annual Meeting, each of the directors received the following portions of his Total Annual Compensation in the form of (i) cash, (ii) fully vested shares of Common Stock, or (iii) Director PSUs:

Name	% of Total Annual Compensation Elected to be Paid in Cash	% of Total Annual Compensation Elected to be Paid in Common Stock	% of Total Annual Compensation Elected to be Paid in Director PSUs
Todd M. Cleveland	75%	0%	25%
Joseph L. Dowling III	50%	0%	50%
David B. Gendell	75%	25%	0%
Jeffrey L. Gendell	0%	0%	100%
Joe D. Koshkin	75%	0%	25%
Donald L. Luke	75%	0%	25%

For each director electing to receive a portion of his Total Annual Compensation in Director PSUs or Common Stock, the number of Director PSUs or shares of Common Stock granted is determined by dividing the amount of his Total Annual Compensation to be paid in either such form by the closing price of the Company’s Common Stock on the last trading day of the quarter.

The following additional compensation was paid to directors during fiscal year 2017:

•

Chairman retainer: Upon Mr. David Gendell’s appointment as non-executive Chairman on January 16, 2015, the Human Resources and Compensation Committee of the Board had approved, with Mr. Gendell abstaining, a cash retainer for the non-executive Chairman of the Board, in addition to his other retainers to reflect the additional commitment and responsibilities Mr. Gendell assumed upon his appointment. This amount was set at $26,250 per month during fiscal 2017.

Upon Mr. David Gendell’s appointment as non-executive Vice Chairman in November 2016, the Committee, with Mr. David Gendell abstaining, approved a continuation of this retainer to reflect the continuation of his additional commitment and responsibilities.

Vice Chairman retainer: On December 7, 2016, the Committee, with Mr. David Gendell abstaining, approved a discontinuation of such retainer and approved a new retainer for Mr. David Gendell in connection with his service as non-executive Vice Chairman of the Board and for his service as the Board’s liaison to the Company’s executive and divisional management, which service was expected to include approximately 72 days of travel per year (the “annual limit”). Effective as of January 1, 2017, the non-executive Vice Chairman of the Board, in addition to his other retainers, receives an annual cash retainer in the amount of $100,000 (paid in equal monthly installments) for his service as the Board’s liaison, an additional retainer for his service as the non-executive Vice Chairman of the Board of $50,000 each calendar year (to be paid quarterly in the form of cash, fully vested shares of Common Stock, or Director PSUs, at his election) and following each calendar year during which he serves as non-executive Vice Chairman of the Board for the full year, a supplemental cash retainer in the amount of $2,000 per day for each day of travel in excess of the annual limit (all such retainers, the “Vice Chairman Retainer”). Mr. David Gendell elected to receive the $50,000 component of the retainer in cash.

On November 7, 2017, upon Mr. David Gendell becoming an employee of the Company as Interim Director of Operations, he was removed from the role of non-executive Vice Chairman of the Board, and the Committee approved a discontinuation of the Vice Chairman Retainer effective simultaneously. At that time, he was also removed from the Human Resources and Compensation Committee and the Nominating/Governance Committee of the Board, with Mr. Cleveland assuming those roles. Upon discontinuation of the Vice Chairman Retainer, Mr. Gendell was paid $14,000 as the prorated value of the supplemental cash retainer portion of his Vice Chairman Retainer.

•

On February 2, 2017, the Committee recommended, and the Board approved, in each case with Mr. David Gendell abstaining, a discretionary cash bonus of $157,500 to Mr. David Gendell in recognition of his service as non-executive Chairman of the Board for a substantial portion of the prior calendar year.

Directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending Board and committee meetings and for their reasonable expenses related to the performance of their duties as directors.

The following table reflects the amounts paid to each individual non-employee director who served on the Board in fiscal year 2017.

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Todd M. Cleveland	30,982		10,268	-0-	-0-	-0-		41,250
Joseph L. Dowling III	40,031		39,969	-0-	-0-	-0-		80,000
David B. Gendell	245,976	(4)	32,771	-0-	-0-	157,500	(5)	423,748
Jeffrey L. Gendell	-0-		58,721	-0-	-0-	-0-		58,721
Joe D. Koshkin	65,321		29,679	-0-	-0-	-0-		95,000
Donald L. Luke	63,781		21,219	-0-	-0-	-0-		85,000

(1)	Represents cash fees earned during the fiscal year ended September 30, 2017.

(2)

Represents the aggregate grant date fair value of awards of Director PSUs and Common Stock earned during the fiscal year ended September 30, 2017, computed in accordance with FASB ASC Topic 718. Each phantom stock unit converts into one share of Common Stock when the respective director leaves the Board for any reason. Assumptions used in the calculation of these amounts are included in footnote 11 to the

Company’s audited consolidated financial statements for the fiscal year ended September 30, 2017 included in our Annual Report on Form 10-K filed with the SEC on December 8, 2017.

(3)	As of September 30, 2017, and including post-fiscal-year-end grants made in respect of fees earned in fiscal year 2017, each non-employee director held the following aggregate number of Director PSUs together with shares of Common Stock or restricted stock: Mr. Cleveland — 159,127; Mr. Dowling — 45,838; Mr. David Gendell — 122,225; Mr. Jeffrey Gendell — 84,490 in direct holdings (additional beneficial ownership is described under “Security Ownership of Certain Beneficial Owners and Management” above); Mr. Koshkin — 34,535; Mr. Luke — 71,812.

(4)	Includes a non-executive Chairman cash retainer of $26,250 per month for the first three months of fiscal 2017, and thereafter $37,500 per quarter paid as a cash component of his Vice Chairman Retainer, as described above.

(5)	On February 2, 2017, Mr. David Gendell was awarded a discretionary cash bonus of $157,500 in recognition of his service as non-executive Chairman of the Board during a substantial portion of the calendar year 2016.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2017, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on the Human Resources and Compensation Committee of the Company, (ii) a director of another entity, one of whose executive officers served on the Human Resources and Compensation Committee of the Company or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a director of the Company. During fiscal year 2017, no member of the Human Resources and Compensation Committee (i) was an officer or employee of the Company, (ii) was formerly an officer of the Company or (iii) had any business relationship or conducted any business with the Company other than as an independent director of the Company, other than Mr. David Gendell, who is an employee of Tontine Associates, L.L.C., (an affiliate of Tontine, the majority shareholder of the Company), and a director of the Company, who during fiscal year 2017 served as non-executive Vice Chairman and non-executive Chairman of the Board of Directors of the Company, and who is the brother of Mr. Jeffrey Gendell, who is the founder and managing member of Tontine, majority shareholder of the Company and non-executive Chairman of the Company, each as described under “Certain Relationships and Related Person Transactions” above. The Board evaluated each member’s independence under the independence standards promulgated by NASDAQ for compensation committees and determined that each member was independent for purposes of serving on the Company’s Human Resources and Compensation Committee at the time of such appointment. In reaching this conclusion, the Board considered in particular whether Mr. David Gendell’s affiliation with Tontine would impair his judgment as a member of the Human Resources and Compensation Committee, as outlined under the independence standards, and determined that it would not in light of his independence from management and the Board’s belief that the interests of Tontine and the Company’s other stockholders are aligned in seeking to set appropriate levels of executive compensation at the time of such appointment. On November 7, 2017, Mr. David Gendell was appointed by the Company as its Interim Director of Operations, a non-officer employee role, and was simultaneously removed by the Board from the Human Resources and Compensation Committee and Nominating/Governance Committee as he was found to be no longer be independent due to his employment with the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons holding more than 10 percent of a registered class of the Company’s equity securities to file with the SEC and any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted (i) initial reports of ownership, (ii) reports of changes in ownership and (iii) annual reports of ownership of Common Stock and other equity securities of the Company. Such directors, officers and ten-percent stockholders are also required to furnish the Company with copies of all such filed reports.

Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required during fiscal year 2017, the Company believes that all Section 16(a) reporting requirements related to the Company’s directors and executive officers were timely fulfilled during fiscal year 2017.

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has re-appointed Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending September 30, 2018, subject to ratification by the Company’s stockholders. Ernst & Young LLP was the Company’s independent auditor for the fiscal year ended September 30, 2017.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the Annual Meeting.

The affirmative vote of holders of a majority of the shares of Common Stock voted at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal year 2018.

If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF ERNST & YOUNG LLP’S APPOINTMENT, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation awarded to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.

As described in detail under the heading “Executive Compensation” of this proxy statement, we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of strategic and operational goals, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

The Company has established comprehensive compensation programs for our executive officers, including our named executive officers, and this proxy statement fully and fairly discloses all material information regarding compensation of the Company’s named executive officers as required by Item 402 of Regulation S-K. Stockholders should reference and consider this information in evaluating the Company’s approach to compensating the NEOs.

The Company’s Board of Directors, the Human Resources and Compensation Committee of the Company’s Board of Directors and, when appropriate, the Company’s compensation consultants monitor executive compensation programs of the Company and our competitors and adopt changes in the Company’s executive compensation program to reflect the duties of each executive, the competitive market in which the Company competes for talent, as well as general economic, regulatory and legislative developments affecting executive compensation.

The Human Resources and Compensation Committee of the Company’s Board of Directors will continue to emphasize compensation arrangements that align the financial interests of our executives with the near-term critical goals of the Company, balanced against the long-term interests of our stockholders. Please refer to the section entitled “Executive Compensation” of this proxy statement for a detailed discussion of the Company’s executive compensation practices and philosophy.

You have the opportunity to vote for, against or abstain from voting on the resolution approving the compensation of the Company’s named executive officers, as disclosed in this proxy statement. The affirmative vote of holders of a majority of the shares of Common Stock voted at the Annual Meeting is required to approve the resolution.

Accordingly, at the Annual Meeting, we will ask our stockholders to vote on the following resolution:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2017 Summary Compensation Table and the other related tables and disclosure.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

OTHER BUSINESS

The Board knows of no business that will come before the Annual Meeting except that indicated above. However, if any other matters are properly brought before the Annual Meeting, it is intended that the persons acting under the proxy will vote thereunder in accordance with their best judgment.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS OF BOARD MEMBERS

If a stockholder intends to present a proposal for action at the 2019 annual meeting of stockholders and wishes to have such proposal considered for inclusion in the Company’s proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, as amended, the proposal must be submitted in writing and received by the Secretary of the Company on or before August 30, 2018. Such proposal also must meet the requirements of the rules of the SEC relating to stockholder proposals.

The Company’s by-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations for individuals for election to the Board of Directors. In general, written notice of a stockholder proposal or a director nomination for the next annual meeting must be received by the Secretary of the Company not later than 80 days prior to the next annual meeting (or, if less than 90 days’ notice of the date of the meeting is given by the Company, notice by the stockholder to be timely must be received by the Secretary of the Company no later than the close of business on the 10th day following the day on which public announcement of the date of the meeting is first made by the Company), and must contain specified information and conform to certain requirements, as set forth in the bylaws. If the presiding officer at any meeting of stockholders determines that a stockholder proposal or director nomination was not made in accordance with the bylaws, the Company may disregard such proposal or nomination.

Stockholder proposals submitted for consideration at the Annual Meeting must be delivered to the Corporate Secretary no later than the close of business on January 7, 2018, or the tenth day following the public announcement of the Annual Meeting.

In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the Annual Meeting, and the proposal fails to comply with the advance notice procedures described by the by-laws, then the Company’s proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Board of Directors to vote on the proposal.

Proposals and nominations should be addressed to the Secretary of the Company, IES Holdings, Inc., One Sound Shore Drive, Suite 304, Greenwich, Connecticut 06830.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

In some cases only one copy of this proxy statement or the Company’s Annual Report on Form 10-K is being delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of this proxy statement or the Annual Report to a stockholder at a shared address to which a single copy of the document was delivered. Stockholders sharing an address who are receiving multiple copies of proxy statements or annual reports may also request delivery of a single copy. To request separate or multiple delivery of these materials now or in the future, a stockholder may submit a written request to the Corporate Secretary, IES Holdings, Inc., One Sound Shore Drive, Suite 304, Greenwich, Connecticut 06830 or an oral request by calling the Corporate Secretary at (713) 860-1500.

0

IES HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

SOLICITED BY THE BOARD OF DIRECTORS OF IES HOLDINGS, INC.

By signing this proxy, you hereby revoke all prior proxies and appoint Robert W. Lewey and Gail D. Makode, and each of them individually, as proxies with full power of substitution, to vote all shares of the Common Stock of IES Holdings, Inc. that you are entitled to vote at the Annual Meeting of Stockholders to be held on February 7, 2018, at 10:00 a.m. Central Standard Time, at the offices of IES Holdings, Inc., 5433 Westheimer Road, Suite 500, Houston, Texas 77056, or at any adjournment or postponement thereof, as specified on the reverse side.

Any executed proxy which does not designate a vote on a particular proposal shall be deemed to grant authority to vote “FOR” such proposal.

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

IES HOLDINGS, INC.

February 7, 2018

Important Notice Regarding Internet Availability of Proxy Materials for

the Annual Meeting to be Held on February 7, 2018.

The Proxy Statement and Annual Report on Form 10-K are Available at http://annualmeeting.ies-corporate.com.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

20433000000000001000 4	020916

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS: TO HOLD OFFICE UNTIL THE 2019 ANNUAL MEETING AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.		2.	RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS AUDITORS FOR THE COMPANY FOR FISCAL YEAR 2018.	☐	☐	☐

NOMINEES:

☐  FOR  ALL  NOMINEES             O    TODD M. CLEVELAND

☐  WITHHOLD  AUTHORITY     O     JOSEPH L. DOWLING III

      FOR  ALL  NOMINEES             O    DAVID B. GENDELL

                                                              O    JEFFREY L. GENDELL

                                                              O    JOE D. KOSHKIN

                                                              O    ROBERT W. LEWEY

                                                              O    DONALD L. LUKE

☐  FOR ALL EXCEPT

      (See instructions below)

				FOR	AGAINST	ABSTAIN
		3.	ADVISORY APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE PROXY STATEMENT FOR THE 2018 ANNUAL MEETING.	☐	☐	☐

ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED “FOR” PROPOSAL 1 (ALL NOMINEES), “FOR” PROPOSAL 2, AND “FOR” PROPOSAL 3, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING.

YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO A VOTE HEREON.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.